EXHIBIT 99.1
CBL & ASSOCIATES LIMITED PARTNERSHIP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of CBL & Associates Limited Partnership
Chattanooga, TN:

We have audited the accompanying consolidated balance sheets of CBL & Associates Limited Partnership and subsidiaries (the "Partnership") as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, changes in partners' capital and noncontrolling interests, and cash flows for each of the three years in the period ended December 31, 2012.  Our audits also included the financial statement schedules listed in the Table of Contents at Exhibit 99.1. These financial statements and financial statement schedules are the responsibility of the Partnership's management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CBL & Associates Limited Partnership and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
September 16, 2013

CBL & Associates Limited Partnership
Consolidated Balance Sheets
(In thousands, except unit data)

	December 31,
ASSETS	2012	2011
Real estate assets:
Land	$905,339	$851,303
Buildings and improvements	7,228,293	6,777,776
	8,133,632	7,629,079
Accumulated depreciation	(1,972,031)	(1,762,149)
	6,161,601	5,866,930
Held for sale	29,425	14,033
Developments in progress	137,956	124,707
Net investment in real estate assets	6,328,982	6,005,670
Cash and cash equivalents	78,244	56,077
Receivables:
Tenant, net of allowance for doubtful accounts of $1,977 and $1,760 in 2012 and 2011, respectively	78,963	74,160
Other, net of allowance for doubtful accounts of $1,270 and $1,400 in 2012 and 2011, respectively	8,467	11,592
Mortgage and other notes receivable	25,967	34,239
Investments in unconsolidated affiliates	260,363	305,250
Intangible lease assets and other assets	309,239	232,571
	$7,090,225	$6,719,559

LIABILITIES, REDEEMABLE INTERESTS AND CAPITAL
Mortgage and other indebtedness	$4,745,683	$4,489,355
Accounts payable and accrued liabilities	358,800	303,578
Total liabilities	5,104,483	4,792,933
Commitments and contingencies (Note 14)
Redeemable interests:
Redeemable noncontrolling interests	6,413	6,235
Redeemable common units	33,835	26,036
Redeemable noncontrolling preferred joint venture interest	423,834	423,834
Total redeemable interests	464,082	456,105
Partners' capital:
Preferred units	565,212	509,719
Common units:
General partner	9,904	10,178
Limited partners	877,363	944,633
Accumulated other comprehensive income	5,685	1,711
Total partners' capital	1,458,164	1,466,241
Noncontrolling interests	63,496	4,280
Total capital	1,521,660	1,470,521
	$7,090,225	$6,719,559
The accompanying notes are an integral part of these consolidated statements.

CBL & Associates Limited Partnership
Consolidated Statements of Operations
(In thousands, except per unit data)

	Year Ended December 31,
	2012	2011	2010
REVENUES:
Minimum rents	$662,018	$667,090	$663,156
Percentage rents	17,995	17,149	17,367
Other rents	22,659	22,427	22,535
Tenant reimbursements	287,866	301,510	305,095
Management, development and leasing fees	10,772	6,935	6,416
Other	31,367	34,851	29,249
Total revenues	1,032,677	1,049,962	1,043,818

OPERATING EXPENSES:
Property operating	145,590	148,715	143,785
Depreciation and amortization	265,192	270,828	279,936
Real estate taxes	90,368	91,586	94,650
Maintenance and repairs	52,387	55,301	54,536
General and administrative	51,251	44,750	43,383
Loss on impairment of real estate	24,379	51,304	1,156
Other	25,078	28,898	25,523
Total operating expenses	654,245	691,382	642,969
Income from operations	378,432	358,580	400,849
Interest and other income	3,955	2,582	3,910
Interest expense	(244,432)	(267,072)	(281,102)
Gain on extinguishment of debt	265	1,029	—
Gain on investments	45,072	—	888
Gain on sales of real estate assets	2,286	59,396	2,887
Equity in earnings (losses) of unconsolidated affiliates	8,313	6,138	(188)
Income tax (provision) benefit	(1,404)	269	6,417
Income from continuing operations	192,487	160,922	133,661
Operating income (loss) of discontinued operations	(18,906)	24,073	(35,828)
Gain (loss) on discontinued operations	938	(1)	379
Net income	174,519	184,994	98,212
Net income attributable to noncontrolling interests	(23,652)	(25,217)	(25,001)
Net income attributable to the Operating Partnership	150,867	159,777	73,211
Distributions to preferred unitholders	(47,511)	(42,376)	(32,619)
Net income attributable to common unitholders	$103,356	$117,401	$40,592

Basic per unit data attributable to common unitholders:
Income from continuing operations, net of preferred distributions	$0.62	$0.52	$0.35
Discontinued operations	(0.08)	0.10	(0.14)
Net income attributable to common unitholders	$0.54	$0.62	$0.21
Weighted average common units outstanding	190,223	190,335	190,001

Diluted per unit data attributable to common unitholders:
Income from continuing operations, net of preferred distributions	$0.62	$0.52	$0.35
Discontinued operations	(0.08)	0.10	(0.14)
Net income attributable to common unitholders	$0.54	$0.62	$0.21
Weighted average common and potential dilutive common units outstanding	190,268	190,380	190,042

Amounts attributable to common unitholders:
Income from continuing operations, net of preferred distributions	$117,975	$98,646	$66,409
Discontinued operations	(14,619)	18,755	(25,817)
Net income attributable to common unitholders	$103,356	$117,401	$40,592
The accompanying notes are an integral part of these consolidated statements.

CBL & Associates Limited Partnership
 Consolidated Statements of Comprehensive Income
(In thousands)

	Year Ended December 31,
	2012	2011	2010
Net income	$174,519	$184,994	$98,212

Other comprehensive income (loss):
Unrealized holding gain (loss) on available-for-sale securities	4,426	(214)	8,402
Reclassification to net income of realized (gain) loss on available-for-sale securities	(224)	22	114
Unrealized gain (loss) on hedging instruments	(207)	(5,521)	2,742
Unrealized loss on foreign currency translation adjustment	—	—	(156)
Reclassification to net income of realized loss on foreign currency adjustment	—	—	169
Total other comprehensive income (loss)	3,995	(5,713)	11,271

Comprehensive income	178,514	179,281	109,483
Comprehensive income attributable to noncontrolling interests	(23,652)	(25,217)	(25,001)
Comprehensive income of the Operating Partnership	$154,862	$154,064	$84,482

The accompanying notes are an integral part of these consolidated statements.

CBL & Associates Limited Partnership
Consolidated Statements of Partner's Capital and Noncontrolling Interests
(in thousands, except unit data)

	Redeemable Interests						Common Units
	Redeemable Partnership Interests	Redeemable Common Units	Total Redeemable Partnership Interests	Preferred Units	Common Units	Preferred Units	General Partner	Limited Partners	Accumulated Other Comprehensive Income (Loss)	Total Partner's Capital	Noncontrolling Interests	Total Partner's Capital and Noncontrolling Interests
Balance, December 31, 2009	$6,495	$16,194	$22,689	11,600	189,837	$280,372	$12,297	$1,138,296	$(4,199)	$1,426,766	$675	$1,427,441
Net income	4,000	333	4,333	-	-	32,619	435	39,824	-	72,878	331	73,209
Other comprehensive income (loss)	-	(304)	(304)	-	-	-	-	-	11,575	11,575	-	11,575
Issuance of Series D preferred units	-	-	—	11,150	-	229,347	-	-	-	229,347	-	229,347
Distributions declared - common units	-	(4,571)	(4,571)	-	-	-	(1,883)	(172,516)	-	(174,399)	-	(174,399)
Distributions declared - preferred units	-	-	—	-	-	(32,619)	-	-	-	(32,619)	-	(32,619)
Issuance of 130,367 common units	-	-	—	-	130	-	-	214	-	214	-	214
Cancellation of 17,790 common units	-	-	—	-	(18)	-	-	(175)	-	(175)	-	(175)
Contributions from CBL related to exercises of stock options	-	-	—	-	116	-	-	1,456	-	1,456	-	1,456
Accrual under deferred compensation arrangements	-	-	—	-	-	-	-	41	-	41	-	41
Amortization of deferred compensation	-	18	18	-	-	-	24	2,169	-	2,193	-	2,193
Additions to deferred financing costs	-	-	—	-	-	-	—	34	-	34	-	34
Income tax effect of share-based compensation	-	(10)	(10)	-	-	-	(19)	(1,786)	-	(1,805)	-	(1,805)
Allocation of partner's capital	-	3,121	3,121	-	-	-	(13)	(3,108)	-	(3,121)	-	(3,121)
Adjustment to record redeemable interests at redemption value	1,139	13,289	14,428	-	-	-	(156)	(14,272)	-	(14,428)	-	(14,428)
Distributions to noncontrolling interests	(5,325)	-	(5,325)	-	-	-	-	-	-	—	(158)	(158)
Contributions from noncontrolling interests	-	-	—	-	-	-	-	-	-	—	5,234	5,234
Balance, December 31, 2010	$6,309	$28,070	$34,379	22,750	190,065	$509,719	$10,685	$990,177	$7,376	$1,517,957	$6,082	$1,524,039

Net income	3,982	958	4,940	-	-	42,376	1,255	115,185	-	158,816	593	159,409
Other comprehensive income loss	-	(48)	(48)	-	-	-	-	-	(5,665)	(5,665)	-	(5,665)
Distributions declared - common units	-	(4,457)	(4,457)	-	-	-	(1,771)	(162,616)	-	(164,387)	-	(164,387)
Distributions declared - preferred units	-	-	—	-	-	(42,376)	-	-	-	(42,376)	-	(42,376)
Issuance of 190,812 common units	-	-	—	-	190	-	-	278	-	278	-	278
Cancellation of 16,082 common units	-	-	—	-	(16)	-	-	(125)	-	(125)	-	(125)
Contributions from CBL related to exercises of stock options	-	-	—	-	141	-	-	1,955	-	1,955	-	1,955
Accrual under deferred compensation arrangements	-	-	—	-	-	-	1	55	-	56	-	56
Amortization of deferred compensation	-	16	16	-	-	-	17	1,596	-	1,613	-	1,613
Allocation of partner's capital	-	2,989	2,989	-	-	-	(21)	(2,968)	-	(2,989)	-	(2,989)
Adjustment to record redeemable interests at redemption value	384	(1,492)	(1,108)	-	-	-	12	1,096	-	1,108	-	1,108
Distributions to noncontrolling interests	(4,440)	-	(4,440)	-	-	-	-	-	-	—	(4,433)	(4,433)
Contributions from noncontrolling interests	-	-	—	-	-	-	-	-	-	—	2,038	2,038
Balance, December 31, 2011	$6,235	$26,036	$32,271	22,750	190,380	$509,719	$10,178	$944,633	$1,711	$1,466,241	$4,280	$1,470,521

CBL & Associates Limited Partnership
Consolidated Statements of Partner's Capital and Noncontrolling Interests
(Continued)
(in thousands, except unit data)

	Redeemable Interests						Common Units
	Redeemable Partnership Interests	Redeemable Common Units	Total Redeemable Partnership Interests	Preferred Units	Common Units	Preferred Units	General Partner	Limited Partners	Accumulated Other Comprehensive Income (Loss)	Total Partner's Capital	Noncontrolling Interests	Total Partner's Capital and Noncontrolling Interests
Balance, December 31, 2011	$6,235	$26,036	$32,271	22,750	190,380	$509,719	$10,178	$944,633	$1,711	$1,466,241	$4,280	$1,470,521
Net income	3,597	848	4,445	-	-	43,738	1,616	104,665	-	150,019	(647)	149,372
Other comprehensive income	-	21	21	-	-	-	-	-	3,974	3,974	-	3,974
Issuance of 690,000 shares of Series E preferred units	-	-	—	6,900	-	166,720	-	-	-	166,720	-	166,720
Redemption of Series C preferred units	-	-	—	(4,600)	-	(111,227)	(41)	(3,732)	-	(115,000)	-	(115,000)
Redemption of common units	-	-	—	-	(627)	-	-	(9,429)	-	(9,429)	-	(9,429)
Issuance of 854,838 common units	-	-	—	-	855	-	-	14,730	-	14,730	-	14,730
Distributions declared - common units	-	(4,685)	(4,685)	-	-	-	(1,771)	(167,995)	-	(169,766)	-	(169,766)
Distributions declared - preferred units	-	-	—	-	-	(43,738)	-	-	-	(43,738)	-	(43,738)
Cancellation of restricted common stock	-	-	—	-	(39)	-	-	(633)	-	(633)	-	(633)
Contributions from CBL related to exercises of stock options	-	-	—	-	244	-	-	4,454	-	4,454	-	4,454
Accrual under deferred compensation arrangements	-	-	—	-	-	-	1	43	-	44	-	44
Amortization of deferred compensation	-	32	32	-	-	-	41	3,790	-	3,831	-	3,831
Accelerated vesting of share-based compensation	-	(6)	(6)	-	-	-	(8)	(711)	-	(719)	-	(719)
Issuance of 42,484 common units under deferred compensation arrangement	-	-	—	-	42	-	-	(615)	-	(615)	-	(615)
Allocation of partner's capital	-	3,171	3,171	-	-	-	(18)	(3,153)	-	(3,171)	-	(3,171)
Adjustment to record redeemable noncontrolling interests at redemption value	360	8,418	8,778	-	-	-	(94)	(8,684)	-	(8,778)	-	(8,778)
Distributions to noncontrolling interests	(3,779)	-	(3,779)	-	-	-	-	-	-	—	(2,423)	(2,423)
Contributions from noncontrolling interest	-	-	—	-	-	-	-	-	-	—	7,120	7,120
Acquire controlling interests in shopping center properties	-	-	—	-	-	-	-	-	-	—	55,166	55,166
Balance, December 31, 2012	$6,413	$33,835	$40,248	25,050	190,855	$565,212	$9,904	$877,363	$5,685	$1,458,164	$63,496	$1,521,660

The accompanying notes are an integral part of these consolidated statements.

CBL & Associates Limited Partnership
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$174,519	$184,994	$98,212
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	268,634	276,370	291,772
Amortization of deferred finance costs and debt premiums (discounts)	7,896	10,239	7,414
Net amortization of intangible lease assets and liabilities	(1,263)	(906)	(1,384)
Gain on sales of real estate assets	(5,323)	(59,396)	(2,887)
Realized foreign currency loss	—	—	169
(Gain) loss on discontinued operations	(938)	1	(379)
Write-off of development projects	(39)	94	392
Share-based compensation expense	3,740	1,783	2,313
Income tax effect of share-based compensation	—	—	(1,815)
Net realized (gain) loss on sale of available-for-sale securities	(224)	22	114
Write-down of mortgage and other notes receivable	—	1,900	—
Gain on investments	(45,072)	—	(888)
Loss on impairment of real estate from continuing operations	24,379	51,304	1,156
Loss on impairment of real estate from discontinued operations	26,461	7,425	39,084
Gain on extinguishment of debt	(265)	(1,029)	—
Gain on extinguishment of debt from discontinued operations	—	(31,434)	—
Equity in (earnings) losses of unconsolidated affiliates	(8,313)	(6,138)	188
Distributions of earnings from unconsolidated affiliates	17,074	9,586	4,959
Provision for doubtful accounts	1,523	1,743	2,891
Change in deferred tax accounts	3,095	(5,695)	2,031
Changes in:
Tenant and other receivables	(2,150)	(6,025)	(6,648)
Other assets	1,801	6,084	(1,215)
Accounts payable and accrued liabilities	15,646	905	(5,664)
Net cash provided by operating activities	481,181	441,827	429,815
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to real estate assets	(217,827)	(205,379)	(143,586)
Acquisitions of real estate assets	(96,099)	(11,500)	—
(Additions) reductions to restricted cash	(1,063)	(14,719)	20,987
Additions to cash held in escrow	(15,000)	—	—
Purchase of partners' interest in unconsolidated affiliates	(14,280)	—	(15,773)
Proceeds from sales of real estate assets	76,950	244,647	138,614
Additions to mortgage and other notes receivable	(3,584)	(15,173)	—
Payments received on mortgage notes receivable	3,002	7,479	1,609
Purchases of available-for-sale securities	—	—	(9,610)
Additional investments in and advances to unconsolidated affiliates	(8,809)	(35,499)	(23,604)
Distributions in excess of equity in earnings of unconsolidated affiliates	43,160	17,907	31,776
Changes in other assets	(13,133)	(15,408)	(5,971)
Net cash used in investing activities	(246,683)	(27,645)	(5,558)

CBL & Associates Limited Partnership
Consolidated Statements of Cash Flows
(Continued)
(In thousands)

	Year Ended December 31,
	2012	2011	2010
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from mortgage and other indebtedness	$1,869,140	$1,933,770	$893,378
Principal payments on mortgage and other indebtedness	(1,884,935)	(2,086,461)	(1,336,436)
Additions to deferred financing costs	(7,384)	(19,629)	(4,855)
Proceeds from issuances of common units	172	179	153
Proceeds from issuances of preferred units	167,078	—	229,347
Redemption of common units	(9,863)	—	—
Redemption of preferred units	(115,000)	—	—
Contributions from CBL related to exercises of stock options	4,454	1,955	1,456
Income tax effect of share-based compensation	—	—	1,815
Contributions from noncontrolling interests	7,120	2,079	5,234
Distributions to noncontrolling interests	(26,899)	(29,518)	(26,001)
Distributions to preferred unitholders	(43,738)	(42,376)	(35,670)
Distributions to common unitholders	(172,476)	(168,994)	(149,821)
Net cash used in financing activities	(212,331)	(408,995)	(421,400)

NET CHANGE IN CASH AND CASH EQUIVALENTS	22,167	5,187	2,857
CASH AND CASH EQUIVALENTS, beginning of period	56,077	50,890	48,033
CASH AND CASH EQUIVALENTS, end of period	$78,244	$56,077	$50,890

The accompanying notes are an integral part of these consolidated statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except unit and share data)

NOTE 1. ORGANIZATION
     CBL & Associates Limited Partnership (the "Operating Partnership") is a Delaware limited partnership that is engaged in the ownership, development, acquisition, leasing, management and operation of regional shopping malls, open-air centers, associated centers, community centers and office properties.  Its properties are located in 27 states, but are primarily in the southeastern and midwestern United States. CBL & Associates Properties, Inc. ("CBL"), a Delaware corporation, is a self-managed, self-administered, fully-integrated real estate investment trust ("REIT") whose stock is traded on the New York Stock Exchange. CBL is the 100% owner of two qualified REIT subsidiaries, CBL Holdings I, Inc. and CBL Holdings II, Inc. At December 31, 2012, CBL Holdings I, Inc., the sole general partner of the Operating Partnership, owned a 1.0% general partner interest in the Operating Partnership and CBL Holdings II, Inc. owned a 83.5% limited partner interest for a combined interest held by CBL of 84.5%.
The remaining interest in the Operating Partnership is held primarily by CBL & Associates, Inc., its shareholders and affiliates and certain senior officers of the Company, all of which contributed their interests in certain real estate properties and joint ventures to the Operating Partnership in exchange for a limited partner interest when the Operating Partnership was formed in November 1993 (collectively “CBL’s Predecessor”). At December 31, 2012, CBL’s Predecessor owned a 9.5% limited partner interest and various third parties owned a 6.0% limited partner interest in the Operating Partnership.  CBL’s Predecessor also owned 3.1 million shares of CBL’s common stock at December 31, 2012, for a combined effective interest of 11.2% in the Operating Partnership.
As of December 31, 2012, the Operating Partnership owned controlling interests in 77 regional malls/open-air and outlet centers (including one mixed-use center), 28 associated centers (each located adjacent to a regional mall), six community centers and 13 office buildings, including the Operating Partnership’s corporate office building. The Operating Partnership consolidates the financial statements of all entities in which it has a controlling financial interest or where it is the primary beneficiary of a variable interest entity ("VIE").  At December 31, 2012, the Operating Partnership owned noncontrolling interests in nine regional malls/ open-air centers, four associated centers, four community centers and seven office buildings. Because one or more of the other partners have substantive participating rights, the Operating Partnership does not control these partnerships and joint ventures and, accordingly, accounts for these investments using the equity method. The Operating Partnership had controlling interests in one outlet center, owned in a 75%/25% joint venture, under construction at December 31, 2012. The Operating Partnership also had controlling interests in one community center, one mall expansion and two mall redevelopments under construction at December 31, 2012.  The Operating Partnership also holds options to acquire certain development properties owned by third parties.
The Operating Partnership conducts CBL’s property management and development activities through its wholly-owned subsidiary, CBL & Associates Management, Inc. (the “Management Company”), to comply with certain requirements of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code").
The Operating Partnership and its consolidated subsidiaries, including the Management Company, are collectively referred to herein as "the Operating Partnership."

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
 Basis of Presentation
     The accompanying consolidated financial statements of the Operating Partnership have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  All intercompany transactions have been eliminated.
Certain historical amounts have been reclassified to conform to the current year presentation.  The financial results of certain Properties are reported as discontinued operations in the consolidated financial statements.  Except where noted, the information presented in the Notes to Consolidated Financial Statements excludes discontinued operations. In March 2013, the Operating Partnership sold three office buildings for total net proceeds of approximately $12,983. Since the Operating Partnership has issued financial statements for interim periods subsequent to the periods presented in these financial statements in which the results of operations of these Properties have been reflected as discontinued operations, the financial statements and other disclosures herein have been revised to reclassify amounts related to these sales as discontinued operations.

Accounting Guidance Adopted
     In May 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). The objective of ASU 2011-04 is to align fair value measurements and related disclosure requirements under GAAP and International Financial Reporting Standards (“IFRSs”), thus improving the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRSs. For public entities, this guidance was effective for interim and annual periods beginning after December 15, 2011 and should be applied prospectively. The adoption of ASU 2011-04 did not have a material impact on the Operating Partnership's consolidated financial statements.
In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”). The objective of this accounting update is to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in capital. ASU 2011-05 requires that all non-owner changes in capital be presented either in a single continuous statement of comprehensive income or in two separate but continuous statements of net income and other comprehensive income. For public entities, this guidance was effective for interim and annual periods beginning after December 15, 2011 and should be applied retrospectively. In December 2011, the FASB issued ASU 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (“ASU 2011-12”). This guidance defers the changes in ASU 2011-05 that relate to the presentation of reclassification adjustments out of accumulated other comprehensive income ("AOCI"). Other requirements of ASU 2011-05 are not affected by ASU 2011-12. The guidance in ASU 2011-12 was effective at the same time as ASU 2011-05 so that entities would not be required to comply with the presentation requirements in ASU 2011-05 that ASU 2011-12 deferred. The adoption of this guidance changed the presentation format of the Operating Partnership's consolidated financial statements but did not have an impact on the amounts reported in those statements.
In December 2011, the FASB issued ASU No. 2011-10, Derecognition of in Substance Real Estate - a Scope Clarification (“ASU 2011-10”). This guidance applies to the derecognition of in substance real estate when the parent ceases to have a controlling financial interest in a subsidiary that is in substance real estate because of a default by the subsidiary on its nonrecourse debt. Under ASU 2011-10, the reporting entity should apply the guidance in Accounting Standards Codification ("ASC") 360-20, Property, Plant and Equipment - Real Estate Sales, to determine whether it should derecognize the in substance real estate. Generally, the requirements to derecognize in substance real estate would not be met before the legal transfer of the real estate to the lender and the extinguishment of the related nonrecourse indebtedness. Thus, even if the reporting entity ceases to have a controlling financial interest under ASC 810-10, Consolidation - Overall, it would continue to include the real estate, debt, and the results of the subsidiary's operations in its consolidated financial statements until legal title to the real estate is transferred to legally satisfy the debt. ASU 2011-10 should be applied on a prospective basis to deconsolidation events occurring after the effective date. For public companies, this guidance is effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2012. Early adoption is permitted. The Operating Partnership elected to adopt ASU 2011-10 effective January 1, 2012. The adoption of this guidance did not have an impact on the Operating Partnership's consolidated financial statements.
Accounting Pronouncements Not Yet Effective
In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income ("ASU 2013-02"). The objective of ASU 2013-02 is to improve reporting of reclassifications out of AOCI by presenting information about such reclassifications and their corresponding effect on net income primarily in one place either on the face of the financial statements or in the notes. ASU 2013-02 requires an entity to disclose information by component for significant amounts reclassified out of AOCI if the amounts reclassified are required to be reclassified under GAAP to net income in their entirety in the same reporting period. For amounts not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-02 established the effective date and guidance for the presentation of reclassification adjustments which ASU 2011-12 deferred. For public companies, this guidance is effective on a prospective basis for fiscal years, and interim periods within those years, beginning after December 15, 2012. ASU 2013-02 does not change the calculation of net income or comprehensive income and will not have an impact on the amounts reported in the Operating Partnership's consolidated financial statements.
Real Estate Assets
     The Operating Partnership capitalizes predevelopment project costs paid to third parties. All previously capitalized predevelopment costs are expensed when it is no longer probable that the project will be completed. Once development of a project commences, all direct costs incurred to construct the project, including interest and real estate taxes, are capitalized. Additionally, certain general and administrative expenses are allocated to the projects and capitalized based on the amount of time applicable personnel work on the development project. Ordinary repairs and maintenance are expensed as incurred. Major replacements and improvements are capitalized and depreciated over their estimated useful lives.

     All acquired real estate assets have been accounted for using the acquisition method of accounting and accordingly, the results of operations are included in the consolidated statements of operations from the respective dates of acquisition. The Operating Partnership allocates the purchase price to (i) tangible assets, consisting of land, buildings and improvements, as if vacant, and tenant improvements, and (ii) identifiable intangible assets and liabilities, generally consisting of above-market leases, in-place leases and tenant relationships, which are included in other assets, and below-market leases, which are included in accounts payable and accrued liabilities. The Operating Partnership uses estimates of fair value based on estimated cash flows, using appropriate discount rates, and other valuation techniques to allocate the purchase price to the acquired tangible and intangible assets. Liabilities assumed generally consist of mortgage debt on the real estate assets acquired. Assumed debt is recorded at its fair value based on estimated market interest rates at the date of acquisition.
     Depreciation is computed on a straight-line basis over estimated lives of 40 years for buildings, 10 to 20 years for certain improvements and 7 to 10 years for equipment and fixtures. Tenant improvements are capitalized and depreciated on a straight-line basis over the term of the related lease. Lease-related intangibles from acquisitions of real estate assets are generally amortized over the remaining terms of the related leases. The amortization of above- and below-market leases is recorded as an adjustment to minimum rental revenue, while the amortization of all other lease-related intangibles is recorded as amortization expense. Any difference between the face value of the debt assumed and its fair value is amortized to interest expense over the remaining term of the debt using the effective interest method.
     The Operating Partnership’s intangibles and their balance sheet classifications as of December 31, 2012 and 2011, are summarized as follows:

	December 31, 2012		December 31, 2011
	Cost	Accumulated Amortization	Cost	Accumulated Amortization
Intangible lease assets and other assets:
Above-market leases	$69,360	$(37,454)	$55,642	$(33,954)
In-place leases	117,631	(46,767)	54,838	(36,753)
Tenant relationships	27,880	(3,350)	27,318	(2,853)
Accounts payable and accrued liabilities:
Below-market leases	104,012	(57,625)	66,627	(51,755)
These intangibles are related to specific tenant leases.  Should a termination occur earlier than the date indicated in the lease, the related intangible assets or liabilities, if any, related to the lease are recorded as expense or income, as applicable.  The increase in net carrying value of intangibles from December 31, 2011 to December 31, 2012 was primarily due to the 2012 acquisitions of Dakota Square Mall, The Outlet Shoppes at Gettysburg and The Outlet Shoppes at El Paso as described in Note 3. The total net amortization expense of the above intangibles was $10,550, $7,137 and $8,224 in 2012, 2011 and 2010, respectively.  The estimated total net amortization expense for the next five succeeding years is $17,488 in 2013, $13,921 in 2014, $10,885 in 2015, $6,541 in 2016 and $4,848 in 2017.
     Total interest expense capitalized was $2,671, $4,955 and $3,334 in 2012, 2011 and 2010, respectively.
Carrying Value of Long-Lived Assets

The Operating Partnership evaluates the carrying value of long-lived assets to be held and used when events or changes in circumstances warrant such a review.  The carrying value of a long-lived asset is considered impaired when its estimated future undiscounted cash flows are less than its carrying value. The Operating Partnership estimates fair value using the undiscounted cash flows expected to be generated by each property, which are based on a number of assumptions such as leasing expectations, operating budgets, estimated useful lives, future maintenance expenditures, intent to hold for use and capitalization rates. If it is determined that impairment has occurred, the amount of the impairment charge is equal to the excess of the asset’s carrying value over its estimated fair value.  These assumptions are subject to economic and market uncertainties including, but not limited to, demand for space, competition for tenants, changes in market rental rates and costs to operate each property.  As these factors are difficult to predict and are subject to future events that may alter the assumptions used, the future cash flows estimated in the Company’s impairment analyses may not be achieved. See Note 4 and Note 15 for information related to the impairment of long-lived assets for 2012, 2011 and 2010.
Cash and Cash Equivalents
The Operating Partnership considers all highly liquid investments with original maturities of three months or less as cash equivalents.

 Restricted Cash
     Restricted cash of $42,880 and $41,817 was included in intangible lease assets and other assets at December 31, 2012 and 2011, respectively.  Restricted cash consists primarily of cash held in escrow accounts for debt service, insurance, real estate taxes, capital improvements and deferred maintenance as required by the terms of certain mortgage notes payable, as well as contributions from tenants to be used for future marketing activities.  The Operating Partnership’s restricted cash included $110 and $117 as of December 31, 2012 and 2011, respectively, related to funds held in a trust account for certain construction costs associated with our developments.
Allowance for Doubtful Accounts
     The Operating Partnership periodically performs a detailed review of amounts due from tenants to determine if accounts receivable balances are realizable based on factors affecting the collectibility of those balances. The Operating Partnership’s estimate of the allowance for doubtful accounts requires management to exercise significant judgment about the timing, frequency and severity of collection losses, which affects the allowance and net income.  The Operating Partnership recorded a provision for doubtful accounts of $1,532, $1,676 and $2,722 for 2012, 2011 and 2010, respectively.
Investments in Unconsolidated Affiliates
     The Operating Partnership evaluates its joint venture arrangements to determine whether they should be recorded on a consolidated basis.  The percentage of ownership interest in the joint venture, an evaluation of control and whether a VIE exists are all considered in the Operating Partnership’s consolidation assessment.
     Initial investments in joint ventures that are in economic substance a capital contribution to the joint venture are recorded in an amount equal to the Operating Partnership’s historical carryover basis in the real estate contributed. Initial investments in joint ventures that are in economic substance the sale of a portion of the Operating Partnership’s interest in the real estate are accounted for as a contribution of real estate recorded in an amount equal to the Operating Partnership’s historical carryover basis in the ownership percentage retained and as a sale of real estate with profit recognized to the extent of the other joint venturers’ interests in the joint venture. Profit recognition assumes the Operating Partnership has no commitment to reinvest with respect to the percentage of the real estate sold and the accounting requirements of the full accrual method are met.
     The Operating Partnership accounts for its investment in joint ventures where it owns a noncontrolling interest or where it is not the primary beneficiary of a VIE using the equity method of accounting. Under the equity method, the Operating Partnership’s cost of investment is adjusted for its share of equity in the earnings of the unconsolidated affiliate and reduced by distributions received. Generally, distributions of cash flows from operations and capital events are first made to partners to pay cumulative unpaid preferences on unreturned capital balances and then to the partners in accordance with the terms of the joint venture agreements.
     Any differences between the cost of the Operating Partnership’s investment in an unconsolidated affiliate and its underlying equity as reflected in the unconsolidated affiliate’s financial statements generally result from costs of the Operating Partnership’s investment that are not reflected on the unconsolidated affiliate’s financial statements, capitalized interest on its investment and the Operating Partnership’s share of development and leasing fees that are paid by the unconsolidated affiliate to the Operating Partnership for development and leasing services provided to the unconsolidated affiliate during any development periods. At December 31, 2012 and 2011, the net difference between the Operating Partnership’s investment in unconsolidated affiliates and the underlying equity of unconsolidated affiliates was $11,674 and $2,456, respectively, which is generally amortized over a period of 40 years.
     On a periodic basis, the Operating Partnership assesses whether there are any indicators that the fair value of the Operating Partnership's investments in unconsolidated affiliates may be impaired. An investment is impaired only if the Operating Partnership’s estimate of the fair value of the investment is less than the carrying value of the investment and such decline in value is deemed to be other than temporary. To the extent impairment has occurred, the loss is measured as the excess of the carrying amount of the investment over the estimated fair value of the investment. The Operating Partnership's estimates of fair value for each investment are based on a number of assumptions that are subject to economic and market uncertainties including, but not limited to, demand for space, competition for tenants, changes in market rental rates, and operating costs. As these factors are difficult to predict and are subject to future events that may alter the Operating Partnership’s assumptions, the fair values estimated in the impairment analyses may not be realized.
     No impairments of investments in unconsolidated affiliates were recorded in 2012, 2011 and 2010.  See Note 5 for further discussion.

Deferred Financing Costs
     Net deferred financing costs of $24,821 and $27,674 were included in intangible lease assets and other assets at December 31, 2012 and 2011, respectively. Deferred financing costs include fees and costs incurred to obtain financing and are amortized on a straight-line basis to interest expense over the terms of the related indebtedness. Amortization expense was $10,391, $12,933 and $12,223 in 2012, 2011 and 2010, respectively. Accumulated amortization was $8,932 and $17,781 as of December 31, 2012 and 2011, respectively.
Marketable Securities
     Intangible lease assets and other assets include marketable securities consisting of corporate equity securities, mortgage / asset-backed securities, mutual funds and bonds that are classified as available for sale. Unrealized gains and losses on available-for-sale securities that are deemed to be temporary in nature are recorded as a component of AOCI (loss) in redeemable common units and partners’ capital. Realized gains and losses are recorded in other income. Gains or losses on securities sold are based on the specific identification method.  The Operating Partnership recognized net realized gains on sales of available-for-sale securities of $224 in 2012 and net realized losses on sales of available-for-sale securities of $22 and $114 in 2011 and 2010, respectively.
     If a decline in the value of an investment is deemed to be other than temporary, the investment is written down to fair value and an impairment loss is recognized in the current period to the extent of the decline in value. In determining when a decline in fair value below cost of an investment in marketable securities is other than temporary, the following factors, among others, are evaluated:

•	The probability of recovery.

•	The Operating Partnership’s ability and intent to retain the security for a sufficient period of time for it to recover.

•	The significance of the decline in value.

•	The time period during which there has been a significant decline in value.

•	Current and future business prospects and trends of earnings.

•	Relevant industry conditions and trends relative to their historical cycles.

•	Market conditions.
There were no other-than-temporary impairments of marketable securities incurred during 2012, 2011 and 2010.
The following is a summary of the marketable securities held by the Operating Partnership as of December 31, 2012 and 2011:

		Gross Unrealized
	Adjusted Cost	Gains	Losses	Fair Value
December 31, 2012:
Common stocks	$4,195	$12,361	$—	$16,556
Government and government sponsored entities	11,123	—	—	11,123
	$15,318	$12,361	$—	$27,679

December 31, 2011:
Common stocks	$4,207	$9,480	$(5)	$13,682
Mutual funds	928	23	—	951
Mortgage/asset-backed securities	1,717	10	(4)	1,723
Government and government sponsored entities	15,058	45	(1,542)	13,561
Corporate bonds	636	26	—	662
International bonds	33	1	—	34
	$22,579	$9,585	$(1,551)	$30,613
Interest Rate Hedging Instruments
     The Operating Partnership recognizes its derivative financial instruments in either accounts payable and accrued liabilities or intangible lease assets and other assets, as applicable, in the consolidated balance sheets and measures those instruments at fair value.  The accounting for changes in the fair value (i.e., gain or loss) of a derivative depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. To qualify as a hedging instrument, a derivative must pass prescribed effectiveness tests, performed quarterly using both qualitative and quantitative methods. The Operating Partnership has entered into derivative agreements as of December 31, 2012 and 2011 that qualify as hedging instruments and were designated, based upon the exposure being hedged, as cash flow hedges.  The fair value of these cash flow hedges as of December 31, 2012 and 2011 was $5,805 and $5,617, respectively, and is included in accounts payable and accrued liabilities in the accompanying consolidated balance sheets. To the extent they are effective, changes in the fair values of cash flow hedges are reported in other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged item affects earnings. The ineffective portion of the hedge, if any, is recognized in current earnings during the period of change in fair value. The gain or loss on the termination of an effective cash flow hedge is reported in other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged item affects earnings.  The Operating Partnership also assesses the credit risk that the counterparty will not perform according to the terms of the contract.
     See Notes 6 and 15 for additional information regarding the Operating Partnership’s interest rate hedging instruments.
 Revenue Recognition
Minimum rental revenue from operating leases is recognized on a straight-line basis over the initial terms of the related leases. Certain tenants are required to pay percentage rent if their sales volumes exceed thresholds specified in their lease agreements. Percentage rent is recognized as revenue when the thresholds are achieved and the amounts become determinable.
     The Operating Partnership receives reimbursements from tenants for real estate taxes, insurance, common area maintenance, and other recoverable operating expenses as provided in the lease agreements.  Tenant reimbursements are recognized when earned in accordance with the tenant lease agreements.  Tenant reimbursements related to certain capital expenditures are billed to tenants over periods of 5 to 15 years and are recognized as revenue in accordance with underlying lease terms.
     The Operating Partnership receives management, leasing and development fees from third parties and unconsolidated affiliates. Management fees are charged as a percentage of revenues (as defined in the management agreement) and are recognized as revenue when earned. Development fees are recognized as revenue on a pro rata basis over the development period. Leasing fees are charged for newly executed leases and lease renewals and are recognized as revenue when earned. Development and leasing fees received from an unconsolidated affiliate during the development period are recognized as revenue only to the extent of the third-party partner’s ownership interest. Development and leasing fees during the development period to the extent of the Operating Partnership’s ownership interest are recorded as a reduction to the Operating Partnership's investment in the unconsolidated affiliate.
 Gains on Sales of Real Estate Assets
Gains on sales of real estate assets are recognized when it is determined that the sale has been consummated, the buyer’s initial and continuing investment is adequate, the Operating Partnership’s receivable, if any, is not subject to future subordination, and the buyer has assumed the usual risks and rewards of ownership of the asset. When the Operating Partnership has an ownership interest in the buyer, gain is recognized to the extent of the third party partner’s ownership interest and the portion of the gain attributable to the Operating Partnership’s ownership interest is deferred.
Income Taxes
The Operating Partnership is generally not liable for federal corporate income taxes as income or loss is reported in the tax returns of its partners. The Operating Partnership has elected taxable REIT subsidiary status for some of its subsidiaries. For these entities, deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of assets and liabilities at the enacted tax rates expected to be in effect when the temporary differences reverse. A valuation allowance for deferred tax assets is provided if the Operating Partnership believes all or some portion of the deferred tax asset may not be realized. An increase or decrease in the valuation allowance that results from the change in circumstances that causes a change in our judgment about the realizability of the related deferred tax asset is included in income or expense, as applicable.  State tax expense was $3,795, $4,062 and $4,663 during 2012, 2011 and 2010, respectively.
      The Operating Partnership recorded an income tax provision of $1,404 in 2012 and an income tax benefit of $269 and $6,417 in 2011 and 2010 respectively. The income tax provision in 2012 consisted of a current income tax benefit of $1,691 and a deferred income tax provision of $3,095.  The income tax benefit in 2011 consisted of a current income tax provision of $5,426 and a deferred income tax benefit of $5,695.  The income tax benefit in 2010 consisted of a current income tax benefit of $8,448 and a deferred income tax provision of $2,031,
     The Operating Partnership had a net deferred tax asset of $6,607 and $8,012 at December 31, 2012 and 2011, respectively. The net deferred tax asset at December 31, 2012 and 2011 is included in intangible lease assets and other assets and primarily consisted of operating expense accruals and differences between book and tax depreciation.  As of December 31, 2012, tax years that generally remain subject to examination by the Operating Partnership’s major tax jurisdictions include 2009, 2010, 2011 and 2012.
The Operating Partnership reports any income tax penalties attributable to its properties as property operating expenses and any corporate-related income tax penalties as general and administrative expenses in its statement of operations.  In addition, any interest incurred on tax assessments is reported as interest expense.  The Operating Partnership reported nominal interest and penalty amounts in 2012, 2011 and 2010.
Concentration of Credit Risk
     The Operating Partnership’s tenants include national, regional and local retailers. Financial instruments that subject the Operating Partnership to concentrations of credit risk consist primarily of tenant receivables. The Operating Partnership generally does not obtain collateral or other security to support financial instruments subject to credit risk, but monitors the credit standing of tenants.
     The Operating Partnership derives a substantial portion of its rental income from various national and regional retail companies; however, no single tenant collectively accounted for more than 3.2% of the Operating Partnership’s total revenues in 2012, 2011 or 2010.
Earnings Per Unit
     Basic earnings per Operating Partnership unit ("EPU") is computed by dividing net income available to common unitholders by the weighted-average number of common units outstanding for the period. Diluted EPU assumes the issuance of common units for all potential dilutive common units outstanding.
     The following summarizes the impact of potential dilutive common units on the denominator used to compute EPU:

	Year Ended December 31,
	2012	2011	2010
Denominator – basic	190,223	190,335	190,001
Stock Options	3	3	2
Deemed units related to deferred compensation arrangements	42	42	39
Denominator – diluted	190,268	190,380	190,042

There was no anti-dilutive effect of stock options in 2012. The dilutive effect of stock options of 23,000 and 61,000 shares for the years ended December 31, 2011, and 2010, respectively, were excluded from the computations of diluted EPU because the effect of including the stock options would have been anti-dilutive.
     See Note 7 for information regarding significant CBL equity offerings that affected the Operating Partnership's per unit amounts for each period presented.
 Comprehensive Income
     Comprehensive income includes all changes in redeemable common units and total capital during the period, except those resulting from investments by unitholders and partners, distributions to unitholders and partners and redemption valuation adjustments. Other comprehensive income (loss) (“OCI/L”) includes changes in unrealized gains (losses) on available-for-sale securities, interest rate hedge agreements and foreign currency translation adjustments.
The components of accumulated other comprehensive income (loss) as of December 31, 2012 and 2011 are as follows:

	December 31, 2012
	As reported in:
	Redeemable Common Units	Partners' Capital	Total
Net unrealized gain (loss) on hedging agreements	$373	$(6,319)	$(5,946)
Net unrealized gain on available-for-sale securities	353	12,005	12,358
Accumulated other comprehensive income	$726	$5,686	$6,412

	December 31, 2011
	As reported in:
	Redeemable Common Units	Partners' Capital	Total
Net unrealized gain (loss) on hedging agreements	$377	$(6,116)	$(5,739)
Net unrealized gain on available-for-sale securities	328	7,828	8,156
Accumulated other comprehensive income	$705	$1,712	$2,417
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

NOTE 3. ACQUISITIONS
The Operating Partnership includes the results of operations of real estate assets acquired in the consolidated statements of operations from the date of the related acquisition.
2012 Acquisitions
In December 2012, the Operating Partnership acquired a 49.0% joint venture interest in Kirkwood Mall in Bismarck, ND. The Operating Partnership paid $39,754 for its 49.0% share, which was based on a total value of $121,500 including a $40,368 non-recourse loan. The Operating Partnership executed an agreement to acquire the remaining 51.0% interest within 90 days subject to the lender's approval to assume the loan, which bears interest of 5.75% and matures in April 2018. As the loan bears interest at an above-market rate, the Operating Partnership recorded a debt premium of $2,970, computed using an estimated market interest rate of 4.25%. The Operating Partnership acquired the remaining 51% noncontrolling interest subsequent to December 31, 2012. See Note 19 for additional information.
In May 2012, the Operating Partnership acquired Dakota Square Mall in Minot, ND. The purchase price of $91,475 consisted of $32,474 in cash and the assumption of a $59,001 non-recourse loan that bears interest at a fixed rate of 6.23% and matures in November 2016. The Operating Partnership recorded a debt premium of $3,040, computed using an estimated market interest rate of 4.75%, since the debt assumed was at an above-market interest rate compared to similar debt instruments at the date of acquisition.
In April 2012, the Operating Partnership and its noncontrolling interest partner exercised their rights under the terms of a mezzanine loan agreement with the borrower, which owned The Outlet Shoppes at Gettysburg in Gettysburg, PA, to convert the mezzanine loan into a member interest in the outlet shopping center. After conversion, the Operating Partnership owns a 50.0% interest in the outlet center. The investment of $24,837 consisted of a $4,522 converted mezzanine loan and the assumption of $20,315 of debt. The $40,631 of debt, of which the Operating Partnership's share is 50.0%, bears interest at a fixed rate of 5.87% and matures in February 2016.
In April 2012, the Operating Partnership acquired a 75.0% joint venture interest in The Outlet Shoppes at El Paso, an outlet shopping center located in El Paso, TX for $31,592 and a 50.0% joint venture interest in outparcel land adjacent to The Outlet Shoppes at El Paso (see Note 5) for $3,864 for a total of $35,456. The amount paid for the Operating Partnership's 75.0% and 50.0% interests was based on a total value of $116,775 including a non-recourse loan of $66,924, which bears interest at a fixed rate of 7.06% and matures in December 2017. The debt assumed was at an above-market rate compared to similar debt instruments at the date of acquisition, so the Operating Partnership recorded a debt premium of $7,700 (of which $5,775 represents the Operating Partnership's 75.0% share), computed using an estimated market interest rate of 4.75%. The entity that owned The Outlet Shoppes at El Paso used a portion of the cash proceeds to repay a $9,150 mezzanine loan provided by the Operating Partnership. After considering the repayment of the mezzanine loan to the Operating Partnership, the net consideration paid by the Operating Partnership in connection with this transaction was $28,594.

The following table summarizes the preliminary allocation of the estimated fair values of the assets acquired and liabilities assumed as of the acquisition date for acquisitions listed above as of December 31, 2012:

Land	$41,878
Buildings and improvements	309,827
Investments in unconsolidated affiliates	3,864
Tenant improvements	13,603
Above-market leases	11,069
In-place leases	49,521
Total assets	429,762
Mortgage note payable assumed	(206,924)
Debt premium	(13,710)
Below-market leases	(36,627)
Noncontrolling interest	(60,295)
Net assets acquired	$112,206

In December 2012, the Operating Partnership acquired the remaining 40.0% interests in Imperial Valley Mall L.P., Imperial Valley Peripheral L.P. and Imperial Valley Commons L.P. in El Centro, CA from its joint venture partner. Imperial Valley Commons, L.P. was classified as a VIE prior to the acquisition of the remaining 40.0% interest and was accounted for on a consolidated basis. The Operating Partnership recorded a gain on investment of $45,072 related to the acquisition of the joint venture partner's interest. Imperial Valley Mall L.P. and Imperial Valley Peripheral L.P. were unconsolidated affiliates accounted for using the equity method of accounting. As of the purchase date, all three joint ventures are accounted for on a consolidated basis in the Operating Partnership's operations. The interests were acquired for total consideration of $36,518, which consists of $15,500 in cash and $21,018 related to the assumption of the joint venture partner's share of the loan secured by Imperial Valley Mall. The following table summarizes the preliminary allocation of the estimated fair values of the assets acquired and liabilities assumed as of the acquisition date for Imperial Valley Mall as of December 31, 2012:

Land	$46,188
Buildings and improvements	68,723
Tenant improvements	1,826
Above-market leases	4,382
In-place leases	17,591
Total assets	138,710
Mortgage note payable assumed	(52,546)
Debt premium	(1,624)
Below-market leases	(3,546)
Value of Operating Partnership's interest in joint ventures	(65,494)
Net assets acquired	$15,500

The Operating Partnership has not yet finalized its allocation of the purchase price of Kirkwood Mall and Imperial Valley Mall, included in the tables above, as it is awaiting certain valuation information for assets acquired and liabilities assumed to complete its allocations. A final determination of the purchase price allocation will be made in 2013. The pro forma effect of the 2012 acquisitions described above was not material.

2011 Acquisition
In September 2011, the Operating Partnership purchased Northgate Mall located in Chattanooga, TN, for a total cash purchase price of $11,500 plus transaction costs of $672. The results of operations of Northgate Mall are included in the consolidated financial statements beginning on the date of acquisition. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the acquisition date:

Land	$2,330
Buildings and improvements	8,220
Above-market leases	2,030
In-place leases	1,570
Total assets	14,150
Below-market leases	(2,650)
Net assets acquired	$11,500

2010 Acquisition
In October 2010, the Operating Partnership acquired the remaining 50% interest in Parkway Place in Huntsville, AL, from its joint venture partner. The interest was acquired for total consideration of $38,775, which consisted of $17,831 in a combination of cash paid by the Operating Partnership and a distribution from the joint venture to the joint venture partner and the assumption of the joint venture partner’s share of the loan secured by Parkway Place with a principal balance of $20,944 at the time of purchase.

NOTE 4. DISCONTINUED OPERATIONS
The results of operations of the Properties described below, as well as any gains or impairment losses related to these Properties, are included in discontinued operations for all periods presented, as applicable. In accordance with ASC 205-20, Presentation of Financial Statements - Discontinued Operations, the consolidated financial statements herein have been revised to reflect the operations of three office buildings that were sold in the first quarter of 2013 as discontinued operations because the interim condensed consolidated financial statements included in Exhibit 99.3 of this Form 8-K reflect these properties as discontinued operations.
In March 2013, the Operating Partnership sold three office buildings. One office building, 1500 Sunday Drive, located in Raleigh, NC, was sold for a gross sales price of $8,300 less commissions and customary closing costs for a net sales price of $7,862. The Operating Partnership recorded a $549 loss related to the sale of this office building in the first quarter of 2013. Additionally, the Operating Partnership sold its Peninsula I and II office buildings, located in Newport News, VA, for a gross sales price of $5,250 less commissions and customary closing costs for a net sales price of $5,121. The Operating Partnership recorded a gain of $598 attributable to the sale of the Peninsula I and II buildings in the first quarter of 2013. Net proceeds from these sales were used to reduce the outstanding borrowings on the Operating Partnership's credit facilities.
In January 2013, the Operating Partnership sold its Lake Point and SunTrust Bank office buildings, located in Greensboro, NC, for a gross sales price of $30,875 less commissions and customary closing costs for a net sales price of $30,490. Net proceeds from the sale were used to reduce the outstanding borrowings on the Operating Partnership's credit facilities. These office buildings were classified as held for sale as of December 31, 2012. In the first quarter of 2013, the Operating Partnership recorded a gain of $823 attributable to the sale.
In December 2012, the Operating Partnership sold Willowbrook Plaza, a community center located in Houston, TX, for a gross sales price of $24,450 less commissions and customary closing costs for a net sales price of $24,171. Proceeds from the sale were used to reduce the outstanding borrowings on the Operating Partnership's credit facilities. In accordance with the Operating Partnership's quarterly impairment review process, the Operating Partnership recorded a loss on impairment of real estate of $17,743 during the third quarter of 2012 to write down the book value of this property to its then estimated fair value.
    In October 2012, the Operating Partnership sold Towne Mall, located in Franklin, OH and Hickory Hollow Mall, located in Antioch, TN. Towne Mall sold for a gross sales price of $950 less commissions and customary closings costs for a net sales price of $892. Hickory Hollow Mall sold for a gross sales price of $1,000 less commissions and customary closing costs for a net sales price of $966. Net proceeds from the sale of both malls were used to reduce the outstanding borrowings on the Operating Partnership's credit facilities. In the third quarter of 2012, the Operating Partnership recorded a loss on impairment of real estate of $419 and $8,047, respectively, to write down the book value of both Properties to the expected net sales price.

In July 2012, the Operating Partnership sold Massard Crossing, a community center located in Fort Smith, AR, for a gross sales price of $7,803 less commissions and customary closing costs for a net sales price of $7,432. Proceeds from the sale were used to reduce the outstanding borrowings on the Operating Partnership's credit facilities. The Operating Partnership recorded a gain of $98 attributable to the sale in the third quarter of 2012.
In March 2012, the Operating Partnership completed the sale of the second phase of Settlers Ridge, a community center located in Robinson Township, PA, for a gross sales price of $19,144 less commissions and customary closing costs for a net sales price of $18,951. Proceeds from the sale were used to reduce the outstanding borrowings on the Operating Partnership's credit facilities. The Operating Partnership recorded a gain of $883 attributable to the sale in the first quarter of 2012. The Operating Partnership recorded a loss on impairment of real estate of $4,457 in the second quarter of 2011 to write down the book value of this property to its then estimated fair value. There were no results of operations for this property for the year ended December 31, 2010 as it was under development during that period.
In January 2012, the Operating Partnership sold Oak Hollow Square, a community center located in High Point, NC, for a gross sales price of $14,247. Net proceeds of $13,796 were used to reduce the outstanding balance on the Operating Partnership's unsecured term loan. The Operating Partnership recorded a loss on impairment of real estate of $255 in the first quarter of 2012 related to the true-up of certain estimated amounts to actual amounts. The Operating Partnership recorded a loss on impairment of real estate of $729 in the fourth quarter of 2011 to write down the book value of this property to the estimated net sales price.
In November 2011, the Operating Partnership completed the sale of Westridge Square, a community center located in Greensboro, NC, for a sales price of $26,125 less commissions and customary closing costs for a net sales price of $25,768. Proceeds from the sale were used to reduce the outstanding borrowings on the unsecured term facility used to acquire the Starmount Properties.
In February 2011, the Operating Partnership completed the sale of Oak Hollow Mall in High Point, NC, for a gross sales price of $9,000. Net proceeds from the sale were used to retire the outstanding principal balance and accrued interest of $40,281 on the non-recourse loan secured by the property in accordance with the lender’s agreement to modify the outstanding principal balance and accrued interest to equal the net sales price for the property and, as a result, the Operating Partnership recorded a gain on the extinguishment of debt of $31,434 in the first quarter of 2011. The Operating Partnership also recorded a loss on impairment of real estate in the first quarter of 2011 of $2,746 to write down the book value of the property to the net sales price. In the second quarter of 2010, the Operating Partnership recorded a loss on impairment of real estate of $25,435 related to the property to write down its depreciated book value to its then estimated fair value.
In October 2010, the Operating Partnership completed the sale of Pemberton Square, a mall located in Vicksburg, MS, for a sales price of $1,863 less commissions and customary closing costs for a net sales price of $1,782.  The Operating Partnership recorded a gain of $379 attributable to the sale in the fourth quarter of 2010.  Proceeds from the sale were used to reduce the outstanding borrowings on the Operating Partnership’s credit facilities.
In December 2010, the Operating Partnership completed the sale of Milford Marketplace, a community center located in Milford, CT, and the conveyance of its ownership interest in the first phase of Settlers Ridge, a community center located in Robinson Township, PA, for a sales price of $111,835 less commissions and customary closing costs for a net sales price of $110,709.  The Operating Partnership recorded a loss on impairment of real estate of $12,363 in the fourth quarter of 2010 to reflect the fair value of the Properties at the time of the sale.  Net proceeds from the sale, after repayment of a construction loan, were used to reduce the outstanding borrowings on the Operating Partnership’s credit facilities.
In December 2010, the Operating Partnership completed the sale of Lakeview Pointe, a community center located in Stillwater, OK, for a sales price of $21,000 less commissions and customary closing costs for a net sales price of $20,631.  The Operating Partnership recorded a loss on impairment of real estate of $1,302 in the fourth quarter of 2010 to reflect the fair value of the property at the time of sale.  Net proceeds from the sale, after repayment of a construction loan, were used to reduce the outstanding borrowings on the Operating Partnership’s secured credit facilities.
Total revenues of the centers and office buildings described above that are included in discontinued operations were $14,078, $21,547 and $34,337 in 2012, 2011 and 2010, respectively.  The total net investment in real estate assets at the time of sale for the office buildings sold during 2013 was $42,607. There were no outstanding loans on the office buildings that were sold in 2013. The total net investment in real estate assets at the time of sale for the centers sold during 2012 was $51,184.  There were no outstanding loans on any of the centers sold during 2012. Discontinued operations for the years ended December 31, 2012, 2011 and 2010 also include true-ups of estimated expense to actual amounts for Properties sold during previous years.
See Note 19 for information on properties sold sold subsequent to December 31, 2012.

NOTE 5. UNCONSOLIDATED AFFILIATES AND COST METHOD INVESTMENTS

Unconsolidated Affiliates

At December 31, 2012, the Operating Partnership had investments in the following 16 entities, which are accounted for using the equity method of accounting:

Joint Venture	Property Name	Operating Partnership's Interest
CBL/T-C, LLC	CoolSprings Galleria, Oak Park Mall, West County Center and Pearland Town Center	60.3%
CBL-TRS Joint Venture, LLC	Friendly Center, The Shops at Friendly Center and a portfolio of six office buildings	50.0%
CBL-TRS Joint Venture II, LLC	Renaissance Center	50.0%
El Paso Outlet Outparcels, LLC	The Outlet Shoppes at El Paso (vacant land)	50.0%
Governor’s Square IB	Governor’s Plaza	50.0%
Governor’s Square Company	Governor’s Square	47.5%
High Pointe Commons, LP	High Pointe Commons	50.0%
High Pointe Commons II-HAP, LP	High Pointe Commons - Christmas Tree Shop	50.0%
JG Gulf Coast Town Center LLC	Gulf Coast Town Center	50.0%
Kentucky Oaks Mall Company	Kentucky Oaks Mall	50.0%
Mall of South Carolina L.P.	Coastal Grand—Myrtle Beach	50.0%
Mall of South Carolina Outparcel L.P.	Coastal Grand—Myrtle Beach (Coastal Grand Crossing and vacant land)	50.0%
Port Orange I, LLC	The Pavilion at Port Orange Phase I	50.0%
Triangle Town Member LLC	Triangle Town Center, Triangle Town Commons and Triangle Town Place	50.0%
West Melbourne I, LLC	Hammock Landing Phases I and II	50.0%
York Town Center, LP	York Town Center	50.0%

Although the Operating Partnership had majority ownership of certain joint ventures during 2012, 2011 and 2010, it evaluated the investments and concluded that the other partners or owners in these joint ventures had substantive participating rights, such as approvals of:

•	the pro forma for the development and construction of the project and any material deviations or modifications thereto;

•	the site plan and any material deviations or modifications thereto;

•	the conceptual design of the project and the initial plans and specifications for the project and any material deviations or modifications thereto;

•	any acquisition/construction loans or any permanent financings/refinancings;

•	the annual operating budgets and any material deviations or modifications thereto;

•	the initial leasing plan and leasing parameters and any material deviations or modifications thereto; and

•	any material acquisitions or dispositions with respect to the project.
As a result of the joint control over these joint ventures, the Operating Partnership accounts for these investments using the equity method of accounting.

Condensed combined financial statement information of these unconsolidated affiliates is as follows:

	December 31,
	2012	2011
ASSETS:
Investment in real estate assets	$2,143,187	$2,239,160
Accumulated depreciation	(492,864)	(447,121)
	1,650,323	1,792,039
Developments in progress	21,809	19,640
Net investment in real estate assets	1,672,132	1,811,679
Other assets	175,540	190,465
Total assets	$1,847,672	$2,002,144

LIABILITIES:
Mortgage and other indebtedness	1,456,622	1,478,601
Other liabilities	48,538	51,818
Total liabilities	1,505,160	1,530,419
OWNERS' EQUITY:
The Operating Partnership	196,694	267,136
Other investors	145,818	204,589
Total owners' equity	342,512	471,725
Total liabilities and owners’ equity	1,847,672	2,002,144

	Year Ended December 31,
	2012	2011	2010 (1)
Revenues	$251,628	$177,222	$154,078
Depreciation and amortization	(82,534)	(58,538)	(53,951)
Other operating expenses	(76,567)	(53,417)	(48,723)
Income from operations	92,527	65,267	51,404
Interest income	1,365	1,420	1,112
Interest expense	(84,421)	(59,972)	(55,161)
Gain on sales of real estate assets	2,063	1,744	1,492
Income from discontinued operations	—	—	166
Net income (loss)	$11,534	$8,459	$(987)

(1) The results of operations of Plaza del Sol, which was sold in June 2010, have been reflected as discontinued operations.

2012 Financings
In December 2012, a subsidiary of CBL/T-C, LLC obtained a 10-year $190,000 non-recourse loan, secured by West County Center in Des Peres, MO, that bears a fixed interest rate of 3.4% and matures in December 2022. Net proceeds of $189,687 were used to retire the outstanding borrowings of $142,235 under the previous loan and the excess proceeds were distributed 50/50 to the Operating Partnership and its partner.
In the third quarter of 2012, JG Gulf Coast Town Center LLC ("Gulf Coast") closed on a three-year $7,000 loan with a bank, secured by the third phase expansion of Gulf Coast Town Center, a shopping center located in Ft. Myers, FL. Interest on the loan is at LIBOR plus a margin of 2.5%. The Operating Partnership has guaranteed 100% of this loan. Proceeds from the loan were distributed to the Operating Partnership in accordance with the terms of the joint venture agreement and the Operating Partnership used these funds to reduce the balance on its credit facilities.
During the first quarter of 2012, York Town Center, LP ("YTC") closed on a $38,000 10-year non-recourse loan, secured by York Town Center in York, PA, which bears interest at a fixed rate of 4.9% and matures in February 2022. Proceeds from the new loan, plus cash on hand, were used to retire an existing loan of $39,379 that was scheduled to mature in March 2012.

Also during the first quarter of 2012, Port Orange I, LLC ("Port Orange") closed on the extension and modification of a construction loan secured by The Pavilion at Port Orange in Port Orange, FL, to extend the maturity date to March 2014, remove a 1% LIBOR floor and reduce the capacity from $98,883 to $64,950. Port Orange paid $3,332 to reduce the outstanding balance on the loan to the new capacity amount. There is a one-year extension option remaining on the loan, which is at the joint venture's election, for an outside maturity date of March 2015. Interest on the loan is at LIBOR plus a margin of 3.5%. The Operating Partnership has guaranteed 100% of the construction loan.
All of the debt on the Properties owned by the unconsolidated affiliates listed above is non-recourse, except for West Melbourne, Port Orange, High Pointe Commons and Gulf Coast. See Note 14 for a description of guarantees the Operating Partnership has issued related to certain unconsolidated affiliates.

See Note 19 for events related to joint venture operating property loans subsequent to December 31, 2012

Imperial Valley Mall L.P, Imperial Valley Peripheral L.P., Imperial Valley Commons L.P.

In December 2012, the Operating Partnership acquired the remaining 40.0% interests in Imperial Valley Mall L.P. and Imperial Valley Peripheral L.P., which owns vacant land adjacent to Imperial Valley Mall in El Centro, CA, from its joint venture partner. The results of operations of Imperial Valley Mall L.P. and Imperial Valley Peripheral L.P. through the acquisition date are included in the table above using the equity method of accounting. From the date of acquisition, the results of operations of Imperial Valley Mall L.P. and Imperial Valley Peripheral L.P. are accounted for on a consolidated basis. The Operating Partnership also acquired the joint venture partner's 40.0% interest in Imperial Valley Commons L.P., a VIE that owns land adjacent to Imperial Valley Mall. Imperial Valley Commons L.P. was consolidated as a VIE as of December 31, 2011 and continues to be accounted for on a consolidated basis as a wholly-owned entity as of December 31, 2012. See Note 3 for further information.

El Paso Outlet Outparcels, LLC

In April 2012, the Operating Partnership acquired a 50.0% interest in a joint venture, El Paso Outlet Outparcels, LLC, simultaneously with the acquisition of a 75.0% interest in The Outlet Shoppes at El Paso (see Note 3). The Operating Partnership's investment was $3,864. The remaining 50.0% interest is owned by affiliates of Horizon Group Properties. El Paso Outlet Outparcels, LLC owns land adjacent to The Outlet Shoppes at El Paso. The terms of the joint venture agreement provide that voting rights, capital contributions and distributions of cash flows will be on a pari passu basis in accordance with the ownership percentages.

CBL/T-C, LLC

In October 2011, the Operating Partnership entered into a joint venture, CBL/T-C with TIAA-CREF. The Operating Partnership contributed its interests in CoolSprings Galleria and West County Center, as well as a partial interest in Oak Park Mall, and TIAA-CREF contributed cash of $222,242. The contributed interests were encumbered by a total of $359,334 in mortgage loans. CBL/T-C used a portion of the contributed cash to acquire Pearland Town Center and the remaining interest in Oak Park Mall from the Operating Partnership for an aggregate purchase price, including transaction costs, of $381,730, consisting of $207,410 in cash and the assumption of a mortgage loan of $174,320. The Operating Partnership received $5,526 of cash from CBL/T-C for reimbursement of pre-formation expenditures. The Operating Partnership used $204,210 of the proceeds, net of closing costs and expenses, received from these transactions to repay outstanding borrowings on its secured lines of credit.

The Operating Partnership and TIAA-CREF each own a 50% interest with respect to the CoolSprings Galleria, Oak Park Mall and West County Center Properties. The terms of the joint venture agreement provide that, with respect to these Properties, voting rights, capital contributions and distributions of cash flows will be on a pari passu basis in accordance with ownership percentages. The Operating Partnership and TIAA-CREF own 88% and 12% interests, respectively, in Pearland Town Center. The terms of the joint venture agreement provide that all major decisions, as defined, pertaining to Pearland Town Center require the approval of holders of 90% of the interests in Pearland Town Center and that capital contributions will be made on a pro rata basis in accordance with ownership percentages. The terms of the joint venture also provide that distributions of cash from Pearland Town Center will be made first to TIAA-CREF until it has received a preferred return equal to 8.0%, second to the Operating Partnership until it has received a preferred return equal to 8.0% and then to the Operating Partnership and TIAA-CREF pro rata according to ownership interests. Beginning on the second anniversary of CBL/T-C's formation, after TIAA-CREF receives its preferred return, TIAA-CREF will receive distributions until its aggregate unreturned contributions are reduced to $6,000, before any cash distributions are eligible to be made to the Operating Partnership. Also beginning on the second anniversary of CBL/T-C's formation, after TIAA-CREF has received its preferred return and its unreturned contributions are reduced to $6,000, and after the Operating Partnership receives its preferred return, all remaining cash distributions will be made to the Operating Partnership until its aggregate unreturned contributions are reduced to $44,000. Once the Operating Partnership's aggregate unreturned contributions are reduced to $44,000, all remaining distributions will be made to the Operating Partnership and TIAA-CREF on a pro rata basis according to the ownership percentages.

The terms of the joint venture also provide that between the second and third anniversaries of CBL/T-C's formation, the Operating Partnership may elect to purchase TIAA-CREF's interest in Pearland Town Center for a purchase price equal to the greater of (i) the fair value of TIAA-CREF's interest in Pearland Town Center as determined by an appraisal or (ii) TIAA-CREF's invested capital plus a preferred return equal to 8.0%.

The Operating Partnership has accounted for the formation of CBL/T-C as the sale of a partial interest in the combined CoolSprings Galleria, Oak Park Mall and West County Center Properties and recognized a gain on sale of real estate of $54,327 in 2011, which included the impact of a reserve for future capital expenditures that the Operating Partnership must fund related to parking decks at West County Center in the amount of $26,439. The Operating Partnership recorded its investment in CBL/T-C under the equity method of accounting at $116,397, which represented its combined remaining 50% cost basis in the CoolSprings Galleria, Oak Park Mall and West County Center Properties.

The Operating Partnership determined that CBL/T-C's interest in Pearland Town Center represents a variable interest in such specified assets of a VIE and have accounted for the Pearland Town Center property separately from the combined CoolSprings Galleria, Oak Park Mall and West County Center Properties discussed above. The Operating Partnership determined that, because it has the option to acquire TIAA-CREF's interest in Pearland Town Center in the future, it did not qualify as a partial sale and therefore, has accounted for the $18,264 contributed by TIAA-CREF attributable to Pearland Town Center as a financing. This amount is included in mortgage and other indebtedness in the accompanying consolidated balance sheets. Under the financing method, the Operating Partnership continues to account for Pearland Town Center on a consolidated basis.

Parkway Place L.P.

In October 2010, the Operating Partnership acquired the remaining 50% interest in Parkway Place in Huntsville, AL, from its joint venture partner. The interest was acquired for total consideration of $38,775, which consisted of $17,831 in a combination of cash paid by the Operating Partnership and a distribution from the joint venture to the joint venture partner and the assumption of the joint venture partner’s share of the loan secured by Parkway Place with a principal balance of $20,944 at the time of purchase.  The Operating Partnership recognized a gain on investment of $888 upon acquisition related to the excess of the fair value of the Operating Partnership’s existing investment over its carrying value at the time of purchase.  The results of operations of Parkway Place through the purchase date are included in the table above.  From the date of purchase, the results of operations of Parkway Place from the date of purchase are reflected on a consolidated basis.

Mall Shopping Center Company

In June 2010, the Operating Partnership’s 50.6% owned unconsolidated joint venture, Mall Shopping Center Company, sold Plaza del Sol in Del Rio, TX.  The joint venture recognized a gain of $1,244 from the sale, of which the Operating Partnership’s share was $75, net of the excess of its basis over its underlying equity in the amount of $554.  The results of operations of Mall Shopping Center Company have been reclassified to discontinued operations in the table above for the year ended December 31, 2010.

CBL Macapa

In September 2008, the Operating Partnership entered into a condominium partnership agreement with several individual investors to acquire a 60% interest in a new retail development in Macapa, Brazil.  In December 2009, the Operating Partnership entered into an agreement to sell its 60% interest to one of the individual investors for a gross sales price of $1,263, less closing costs for a net sales price of $1,201.  The sale closed in March 2010.  Upon closing, the buyer paid $200 and gave the Operating Partnership two notes receivable totaling $1,001, both with an interest rate of 10%, for the remaining balance of the purchase price.  There was no gain or loss on this sale.  On April 22, 2010, the buyer paid the first note of $300, due on April 23, 2010, plus applicable interest.  Upon maturity of the second note of $701, due on June 8, 2010, the buyer requested additional time for payment.  The Operating Partnership and buyer agreed to revised terms regarding the second note of which the buyer pays monthly installments of $45 from July 2010 to June 2011, with a final balloon installment of $161 due in July 2011.  Interest on the revised note is payable at maturity. In late 2011, the Operating Partnership agreed that if buyer repaid the outstanding principal balance of the note, then the accrued and unpaid interest would be forgiven. As of December 31, 2012, the buyer had paid $579 of the outstanding balance of $657. The Operating Partnership had not recognized any of the accrued and unpaid interest as income due to the uncertainty that the amount would be collected.

Cost Method Investments
     The Operating Partnership owns a 6.2% noncontrolling interest in subsidiaries of Jinsheng Group (“Jinsheng”), an established mall operating and real estate development Operating Partnership located in Nanjing, China. As of December 31, 2012, Jinsheng owns controlling interests in eight home furnishing shopping malls.
     The Operating Partnership also holds a secured convertible promissory note secured by 16,565,534 Series 2 Ordinary Shares of Jinsheng. The secured note is non-interest bearing and was amended by the Operating Partnership and Jinsheng in July 2012 to extend to January 22, 2013 the Operating Partnership's right to convert the outstanding amount of the secured note into 16,565,534 Series A-2 Preferred Shares of Jinsheng (which equates to a 2.275% ownership interest). The amendment also provides that if Jinsheng should complete an initial public offering ("IPO"), the secured note will be converted into common shares of the public Operating Partnership immediately prior to the initial public offering. In October 2012, the Operating Partnership exercised its right to demand payment of the secured note, which has a face amount of $4,875. Subsequent to December 31, 2012, the Operating Partnership and Jinsheng amended the note to extend the maturity date and the note was paid in May 2013. See Note 19 for additional information.
The Operating Partnership accounts for its noncontrolling interest in Jinsheng using the cost method because the Operating Partnership does not exercise significant influence over Jinsheng and there is no readily determinable market value of Jinsheng’s shares since they are not publicly traded. The Operating Partnership initially recorded the secured note at its estimated fair value of $4,513, which reflects a discount of $362 due to the fact that it is non-interest bearing.  The discount was amortized to interest income over the term of the secured note using the effective interest method through March 2009, at which time the Operating Partnership recorded an other-than-temporary impairment charge to reduce the secured note to its estimated fair value of $2,475 due to a decline in expected cash flows. The decrease resulted from declining occupancy rates and sales due to the then downturn of the real estate market in China.  See Note 15 for information regarding the fair value of the secured note at December 31, 2012.  The noncontrolling interest and the secured note are reflected as investment in unconsolidated affiliates in the accompanying consolidated balance sheets.

NOTE 6. MORTGAGE AND OTHER INDEBTEDNESS

Mortgage and other indebtedness consisted of the following:

	December 31, 2012		December 31, 2011
	Amount	Weighted Average Interest Rate (1)	Amount	Weighted Average Interest Rate (1)
Fixed-rate debt:
Non-recourse loans on operating properties (2)	$3,776,245	5.43%	$3,637,979	5.55%
Recourse term loans on operating properties	—	—%	77,112	5.89%
Financing method obligation (3)	18,264		18,264
Total fixed-rate debt	3,794,509	5.43%	3,733,355	5.54%
Variable-rate debt:
Non-recourse term loans on operating properties	123,875	3.36%	168,750	3.03%
Recourse term loans on operating properties	97,682	1.78%	124,439	2.29%
Construction loans	15,366	2.96%	25,921	3.25%
Unsecured lines of credit (4)	475,626	2.07%	—	—%
Secured lines of credit	10,625	2.46%	27,300	3.03%
Unsecured term loans	228,000	1.82%	409,590	1.67%
Total variable-rate debt	951,174	2.20%	756,000	2.18%
Total	$4,745,683	4.79%	$4,489,355	4.99%

(1)	Weighted-average interest rate includes the effect of debt premiums (discounts), but excludes amortization of deferred financing costs.

(2)
The Operating Partnership had four interest rate swaps on notional amounts totaling $113,885 as of December 31, 2012 and $117,700 as of December 31, 2011 related to its variable-rate loans on operating Properties to effectively fix the interest rates on the respective loans.  Therefore, these amounts are reflected in fixed-rate debt at December 31, 2012 and 2011.

(3)
This amount represents the noncontrolling partner's equity contribution related to Pearland Town Center that is accounted for as a financing due to certain terms of the CBL/T-C joint venture agreement. See Note 5 for further information.

(4)	The Operating Partnership converted two of its credit facilities from secured facilities to unsecured facilities in November 2012.

Non-recourse and recourse term loans include loans that are secured by Properties owned by the Operating Partnership that have a net carrying value of $4,653,227 at December 31, 2012.

Unsecured Lines of Credit

In November 2012, the Operating Partnership closed on the modification and extension of its $525,000 and $520,000 secured credit facilities. Under the terms of the agreements, of which Wells Fargo Bank, NA serves as the administrative agent for the lender groups, the two secured credit facilities were converted to two unsecured credit facilities ("Facility A" and "Facility B") with an increase in capacity on each to $600,000 for a total capacity of $1,200,000. The Operating Partnership paid aggregate fees of approximately $4,259 in connection with the extension and modification of the facilities. Facility A matures in November 2015 and has a one-year extension option for an outside maturity date of November 2016. Facility B matures in November 2016 and has a one-year extension option for an outside maturity date of November 2017. The extension options on both facilities are at the Operating Partnership's election, subject to continued compliance with the terms of the facilities, and have a one-time extension fee of 0.20% of the commitment amount of each credit facility. Both unsecured facilities bear interest at an annual rate equal to one-month, three-month, or six-month LIBOR plus a range of 155 to 210 basis points based on the Operating Partnership's leverage ratio. The Operating Partnership also pays annual unused facility fees, on a quarterly basis, at rates of either 0.25% or 0.35% based on any unused commitment of each facility. In the event the Operating Partnership obtains an investment grade rating by either Standard & Poor's or Moody's, the Operating Partnership may make a one-time irrevocable election to use its credit rating to determine the interest rate on each facility. If the Operating Partnership were to make such an election, the interest rate on each facility would bear interest at an annual rate equal to one-month, three-month, or six-month LIBOR plus a spread of 100 to 175 basis points. Once the Operating Partnership elects to use its credit rating to determine the interest rate on each facility, it will begin to pay an annual facility fee that ranges from 0.15% to 0.35% of the total capacity of each facility rather than the annual unused commitment fees as described above. The Operating Partnership uses its lines of credit for mortgage retirement, working capital, construction and acquisition purposes, as well as issuances of letters of credit. The two unsecured lines of credit had a weighted average interest rate of 2.07% at December 31, 2012. The following summarizes certain information about the unsecured lines of credit as of December 31, 2012:

	Total Capacity	Total Outstanding		Maturity Date	Extended Maturity Date
Facility A	600,000	300,297	(1)	November 2015	November 2016
Facility B	600,000	175,329		November 2016	November 2017
	$1,200,000	$475,626

(1)	There was an additional $601 outstanding on this facility as of December 31, 2012 for letters of credit. Up to $50,000 of the capacity on this facility can be used for letters of credit.

See Note 19 for subsequent event related to the unsecured lines of credit.

Secured Line of Credit

In June 2012, the Operating Partnership closed on the extension and modification of its $105,000 secured credit facility. The facility's maturity date was extended to June 2015 and has a one-year extension option, which is at the Operating Partnership's election and subject to continued compliance with the terms of the facility, for an outside maturity date of June 2016. The facility bears interest at an annual rate equal to one-month LIBOR plus a margin of 175 to 275 basis points based on the Operating Partnership's leverage ratio. The line is secured by mortgages on certain of the Operating Partnership’s operating Properties and is used for mortgage retirement, working capital, construction and acquisition purposes. The secured line of credit had a weighted average interest rate of 2.46% at December 31, 2012. The Operating Partnership also pays a non-usage fee based on the amount of unused availability under its secured line of credit at 0.15% of unused availability. The $105,000 secured credit facility had $10,625 outstanding at December 31, 2012.

The secured line of credit is collateralized by six of the Operating Partnership’s Properties, or certain parcels thereof, which had an aggregate net carrying value of $130,786 at December 31, 2012.

See Note 19 for subsequent event related to the secured line of credit.

Unsecured Term Loans

The Operating Partnership has an unsecured term loan of $228,000 that bears interest at LIBOR plus a margin of 1.50% to 1.80% based on the Operating Partnership’s leverage ratio, as defined in the loan agreement.  At December 31, 2012, the outstanding borrowings of $228,000 under the unsecured term loan had a weighted average interest rate of 1.82%.  In 2012, the Operating Partnership exercised its one-year extension option to extend the maturity date from April 2012 to April 2013. The Operating Partnership intends to retire this loan at the maturity date.

The Operating Partnership had an unsecured term loan that bore interest at LIBOR plus a margin ranging from 0.95% to 1.40%, based on the Operating Partnership's leverage ratio. The loan was obtained in February 2008 for the exclusive purpose of acquiring certain Properties from the Starmount Operating Partnership or its affiliates. The Operating Partnership retired the $127,209 unsecured term loan at its maturity in November 2012 with borrowings from its credit facilities.

See Note 19 for subsequent events related to unsecured term loans.

Letters of Credit

At December 31, 2012, the Operating Partnership had additional secured and unsecured lines of credit with a total commitment of $14,000 that can only be used for issuing letters of credit. The letters of credit outstanding under these lines of credit totaled $1,475 at December 31, 2012.

 Fixed-Rate Debt

As of December 31, 2012, fixed-rate loans on operating Properties bear interest at stated rates ranging from 4.54% to 8.50%. Outstanding borrowings under fixed-rate loans include net unamortized debt premiums of $12,830 that were recorded when the Operating Partnership assumed debt to acquire real estate assets that was at a net above-market interest rate compared to similar debt instruments at the date of acquisition. Fixed-rate loans generally provide for monthly payments of principal and/or interest and mature at various dates through July 2022, with a weighted average maturity of 4.90 years.

2012 Activity
In the fourth quarter of 2012, the Operating Partnership retired a non-recourse loan with a principal balance of $106,895, secured by Monroeville Mall in Monroeville, PA, with borrowings from the Operating Partnership's credit facilities. The loan was scheduled to mature in January 2013.
During the third quarter of 2012, the Operating Partnership retired a $44,480 loan, which was secured by a regional mall, with borrowings from the Operating Partnership's credit facilities. The loan was scheduled to mature in 2012. The Operating Partnership recorded a gain on extinguishment of debt of $178 related to the early retirement of this debt.
During the second quarter of 2012, the Operating Partnership closed on five 10-year non-recourse commercial mortgage-backed securities ("CMBS") loans totaling $342,190. The loans bear interest at fixed rates ranging from 4.750% to 5.099% with a total weighted average interest rate of 4.946%. These loans are secured by WestGate Mall in Spartanburg, SC; Southpark Mall in Colonial Heights, VA; Jefferson Mall in Louisville, KY; Fashion Square Mall in Saginaw, MI and Arbor Place in Douglasville, GA. Proceeds were used to pay down the Operating Partnership's credit facilities and to retire an existing loan with a balance of $30,763 secured by Southpark Mall.
Additionally, during the second quarter of 2012, the Operating Partnership closed on a $22,000 10-year non-recourse loan with an insurance company at a fixed interest rate of 5.00% secured by CBL Centers I and II in Chattanooga, TN. The new loan was used to pay down the Operating Partnership's credit facilities, which had been used in April 2012 and February 2012 to retire the balances on the maturing loans on CBL Centers II and I which had principal outstanding balances of $9,078 and $12,818, respectively.
During the first quarter of 2012, the Operating Partnership closed on a $73,000 10-year non-recourse CMBS loan secured by Northwoods Mall in Charleston, SC, which bears a fixed interest rate of 5.075%. Proceeds were used to reduce outstanding balances on the Operating Partnership's credit facilities.
Also during the first quarter of 2012, the Operating Partnership retired 14 operating property loans with an aggregate principal balance of $381,568 that were secured by Arbor Place, The Landing at Arbor Place, Fashion Square, Hickory Hollow Mall, The Courtyard at Hickory Hollow, Jefferson Mall, Massard Crossing, Northwoods Mall, Old Hickory Mall, Pemberton Plaza, Randolph Mall, Regency Mall, WestGate Mall and Willowbrook Plaza with borrowings from its secured credit facilities. See Note 4 related to the sale of Massard Crossing, Hickory Hollow Mall and Willowbrook Plaza in 2012.
In the first quarter of 2012, the lender of the non-recourse mortgage loan secured by Columbia Place in Columbia, SC notified the Operating Partnership that the loan had been placed in default. Columbia Place generates insufficient income levels to cover the debt service on the mortgage, which had a balance of $27,265 at December 31, 2012, and a contractual maturity date of September 2013. The lender on the loan receives the net operating cash flows of the property each month in lieu of scheduled monthly mortgage payments.
See Note 19 for events related to operating property loans subsequent to December 31, 2012.

2011 Activity

During the fourth quarter of 2011, the Operating Partnership closed on a $140,000 ten-year non-recourse mortgage loan secured by Cross Creek Mall in Fayetteville, NC, which bears a fixed interest rate of 4.54%. The Operating Partnership also closed on a $60,000 ten-year non-recourse CMBS loan with a fixed interest rate of 5.73% secured by The Outlet Shoppes at Oklahoma City in Oklahoma City, OK. Proceeds were used to retire existing loans with a principal balance of $56,823 and $39,274, respectively, and to pay down the Operating Partnership's secured credit facilities.

During the third quarter of 2011, the Operating Partnership closed on two ten-year, non-recourse mortgage loans totaling $128,800, including a $50,800 loan secured by Alamance Crossing in Burlington, NC and a $78,000 loan secured by Asheville Mall in Asheville, NC. The loans bear interest at fixed rates of 5.83% and 5.80%, respectively. Proceeds were used to repay existing loans with principal balances of $51,847 and $61,346, respectively, and to pay down the Operating Partnership's secured credit facilities.

During the second quarter of 2011, the Operating Partnership closed on two separate ten-year, non-recourse mortgage loans totaling $277,000, including a $185,000 loan secured by Fayette Mall in Lexington, KY and a $92,000 loan secured by Mid Rivers Mall in St. Charles, MO. The loans bear interest at fixed rates of 5.42% and 5.88%, respectively. Proceeds were used to repay existing loans with principal balances of $84,733 and $74,748, respectively, and to pay down the Operating Partnership’s secured credit facilities. In addition, the Operating Partnership retired a loan with a principal balance of $36,317 that was secured by Panama City Mall in Panama City, FL with borrowings from its secured credit facilities.

During the first quarter of 2011, the Operating Partnership closed on five separate non-recourse mortgage loans totaling $268,905. These loans have ten-year terms and include a $95,000 loan secured by Parkdale Mall and Parkdale Crossing in Beaumont, TX; a $99,400 loan secured by Park Plaza in Little Rock, AR; a $44,100 loan secured by EastGate Mall in Cincinnati, OH; a $19,800 loan secured by Wausau Center in Wausau, WI; and a $10,605 loan secured by Hamilton Crossing in Chattanooga, TN. The loans bear interest at a weighted average fixed rate of 5.64% and are not cross-collateralized. Proceeds were used to pay down the Operating Partnership's secured credit facilities.

Variable-Rate Debt

Recourse term loans for the Operating Partnership’s operating Properties bear interest at variable interest rates indexed to the LIBOR rate. At December 31, 2012, interest rates on such recourse loans varied from 1.21% to 3.36%. These loans mature at various dates from February 2013 to December 2016, with a weighted average maturity of 2.87 years, and several have extension options of up to one year.

2012 Activity
During the third quarter of 2012, the Operating Partnership retired a $77,500 loan, secured by RiverGate Mall in Nashville, TN, with borrowings from the Operating Partnership's secured credit facilities. The loan was scheduled to mature in September 2012.
During the second quarter of 2012, the Operating Partnership entered into a 75%/25% joint venture, Atlanta Outlet Shoppes, LLC, with a third party to develop, own and operate The Outlet Shoppes at Atlanta, an outlet center development located in Woodstock, GA. In August 2012, the joint venture closed on a construction loan with a maximum capacity of $69,823 that bears interest at LIBOR plus a margin of 275 basis points. The loan matures in August 2015 and has two one-year extensions available, which are at our option. The Operating Partnership has guaranteed 100% of this loan.

Also during the second quarter of 2012, the Operating Partnership closed on the extension and modification of a recourse loan secured by Statesboro Crossing in Statesboro, GA to extend the maturity date to February 2013 and reduce the amount available under the loan from $20,911 to equal the outstanding balance of $13,568. The interest rate remained at one-month LIBOR plus a spread of 1.00%. This loan was retired subsequent to December 31, 2012. See Note 19 for further information.

2011 Activity
During the fourth quarter of 2011, the borrowing amount on a non-recourse loan secured by St. Clair Square in Fairview Heights, IL was increased from $69,375 to $125,000 and extended for a five-year period from December 2011 to December 2016, with a reduction in the interest rate to LIBOR plus 300 basis points. Additionally, the Operating Partnership closed a $58,000 recourse mortgage loan secured by The Promenade in D'lberville, MS with a three-year initial term and two two-year extensions. The loan bears interest of 75% of LIBOR plus 175 basis points. The Operating Partnership also closed on the extension of a $3,300 loan secured by Phase II of Hammock Landing in West Melbourne, FL. The loan's maturity date was extended to November 2013 at its existing interest rate of LIBOR plus a margin of 2.00%.

During the first quarter of 2011, the Operating Partnership closed on four separate loans totaling $120,165. These loans have five-year terms and include a $36,365 loan secured by Stroud Mall in Stroud, PA; a $58,100 loan secured by York Galleria in York, PA; a $12,100 loan secured by Gunbarrel Pointe in Chattanooga, TN; and a $13,600 loan secured by CoolSprings Crossing in Nashville, TN. These four loans have partial-recourse features totaling $7,540 at December 31, 2011, which decreases as the aggregate principal amount outstanding on the loans is amortized. The loans bear interest at LIBOR plus a margin of 2.40% and are not cross-collateralized. Proceeds were used to pay down the Operating Partnership's secured credit facilities. The Operating Partnership has interest rate swaps in place for the full term of each five-year loan to effectively fix the interest rates. As a result, these loans bear interest at a weighted average fixed rate of 4.57%. See Interest Rate Hedge Instruments below for additional information.

Construction Loan
In the third quarter of 2012, the Operating Partnership retired a $2,023 land loan, secured by The Forum at Grandview in Madison, MS, with borrowings from the Operating Partnership's secured credit facilities. The loan was scheduled to mature in September 2012.

Covenants and Restrictions

The agreements to the unsecured and secured lines of credit contain, among other restrictions, certain financial covenants including the maintenance of certain financial coverage ratios, minimum net worth requirements, minimum unencumbered asset and interest ratios, maximum secured indebtedness ratios and limitations on cash flow distributions.  The Operating Partnership believes that it was in compliance with all covenants and restrictions at December 31, 2012.

The following presents the Operating Partnership's compliance with key unsecured debt covenant compliance ratios as of December 31, 2012:

Ratio	Required	Actual
Debt to total asset value	< 60%	52.6%
Ratio of unencumbered asset value to unsecured indebtedness	> 1.60x	3.13x
Ratio of unencumbered NOI to unsecured interest expense	> 1.75x	11.41x
Ratio of EBITDA to fixed charges (debt service)	> 1.50x	2.00x

The agreements to the two $600,000 unsecured credit facilities described above, each with the same lead lender, contain default provisions customary for transactions of this nature (with applicable customary grace periods). Additionally, any default in the payment of any recourse indebtedness greater than or equal to $50,000 or any non-recourse indebtedness greater than $150,000 (for the Operating Partnership's ownership share) of CBL, the Operating Partnership or any Subsidiary, as defined, will constitute an event of default under the agreements to the credit facilities. The credit facilities also restrict the Operating Partnership's ability to enter into any transaction that could result in certain changes in its, or CBL's, ownership or structure as described under the heading “Change of Control/Change in Management” in the agreements to the credit facilities. The obligations of the Operating Partnership under the agreement also will be unconditionally guaranteed, jointly and severally, by any subsidiary of the Operating Partnership to the extent such subsidiary becomes a material subsidiary and is not otherwise an excluded subsidiary, as defined in the agreement. See Note 19 for event related to debt covenants subsequent to December 31, 2012.

The agreement to the $228,000 unsecured term loan described above, with the same lead lender as the unsecured credit facilities, contains default and cross-default provisions customary for transactions of this nature (with applicable customary grace periods) in the event (i) there is a default in the payment of any indebtedness owed by the Operating Partnership to any institution which is a part of the lender group for the unsecured term loan, or (ii) there is any other type of default with respect to any indebtedness owed by the Operating Partnership to any institution which is a part of the lender group for the unsecured term loan and such lender accelerates the payment of the indebtedness owed to it as a result of such default.  The unsecured term loan agreement provides that, upon the occurrence and continuation of an event of default, payment of all amounts outstanding under the unsecured term loan and those facilities with which the agreement references cross-default provisions may be accelerated and the lenders' commitments may be terminated.  Additionally, any default in the payment of any recourse indebtedness greater than 1% of gross asset value or default in the payment of any non-recourse indebtedness greater than 3% of gross asset value of CBL, the Operating Partnership and Significant Subsidiaries, as defined, regardless of whether the lending institution is a part of the lender group for the unsecured term loan, will constitute an event of default under the agreement to the unsecured term loan.

Several of the Operating Partnership’s malls/open-air centers, associated centers and community centers, in addition to the corporate office building are owned by special purpose entities that are included in the Operating Partnership’s consolidated financial statements. The sole business purpose of the special purpose entities is to own and operate these Properties. The real estate and other assets owned by these special purpose entities are restricted under the loan agreements in that they are not available to settle other debts of the Operating Partnership. However, so long as the loans are not under an event of default, as defined in the loan agreements, the cash flows from these Properties, after payments of debt service, operating expenses and reserves, are available for distribution to the Operating Partnership.

Scheduled Principal Payments

As of December 31, 2012, the scheduled principal amortization and balloon payments of the Operating Partnership’s consolidated debt, excluding extensions available at the Operating Partnership’s option, on all mortgage and other indebtedness, including construction loans and lines of credit, are as follows:

2013	$503,171
2014	714,874
2015	559,012
2016	779,514
2017	552,682
Thereafter	1,623,600
4,732,853
Net unamortized premiums	12,830
$4,745,683

Of the $503,171 of scheduled principal payments in 2013, $202,812 relates to the maturing principal balances of six operating property loans, $228,000 relates to one unsecured term loan and $72,359 represents scheduled principal amortization. Two maturing operating property loans with principal balances totaling $26,200 outstanding as of December 31, 2012 have extensions available at the Operating Partnership’s option, leaving approximately $404,612 of loan maturities in 2013 that the Operating Partnership intends to retire or refinance.  Subsequent to December 31, 2012, the Operating Partnership retired two operating property loans with an aggregate balance of $77,121 as of December 31, 2012.

The Operating Partnership has extension options available, at its election and subject to continued compliance with the terms of the facilities, related to the maturities of its unsecured and secured credit facilities. The credit facilities may be used to retire loans maturing in 2013 as well as to provide additional flexibility for liquidity purposes.

Interest Rate Hedging Instruments
     The Operating Partnership records its derivative instruments in its consolidated balance sheets at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the derivative has been designated as a hedge and, if so, whether the hedge has met the criteria necessary to apply hedge accounting.
The Operating Partnership’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements.  To accomplish these objectives, the Operating Partnership primarily uses interest rate swaps and caps as part of its interest rate risk management strategy.  Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Operating Partnership making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.  Interest rate caps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium.
     The effective portion of changes in the fair value of derivatives designated as, and that qualify as, cash flow hedges is recorded in accumulated other comprehensive income (loss) (“AOCI/L”) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings.  Such derivatives were used to hedge the variable cash flows associated with variable-rate debt.
In the first quarter of 2012, the Operating Partnership entered into a $125,000 interest rate cap agreement (amortizing to $122,375) to hedge the risk of changes in cash flows on the borrowings of one of its properties equal to the cap notional. The interest rate cap protects the Operating Partnership from increases in the hedged cash flows attributable to overall changes in 3-month LIBOR above the strike rate of the cap on the debt. The strike rate associated with the interest rate cap is 5.0%. The cap matures in January 2014.

As of December 31, 2012, the Operating Partnership had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk:

Interest Rate Derivative	Number of Instruments	Notional Amount
Interest Rate Cap	1	$123,875
Interest Rate Swaps	4	$113,885

The following tables provide further information relating to the Operating Partnership’s interest rate derivatives that were designated as cash flow hedges of interest rate risk as of December 31, 2012 and 2011:

Instrument Type	Location in Consolidated Balance Sheet	Notional Amount	Designated Benchmark Interest Rate	Strike Rate	Fair Value at 12/31/12	Fair Value at 12/31/11	Maturity Date
Cap	Intangible lease assets and other assets	$ 123,875 (amortizing to $122,375)	3-month LIBOR	5.000%	$—	$—	Jan 2014

Pay fixed/ Receive variable Swap	Accounts payable and accrued liabilities	$ 55,057 (amortizing to $48,337)	1-month LIBOR	2.149%	$(2,775)	$(2,674)	Apr 2016
Pay fixed/ Receive variable Swap	Accounts payable and accrued liabilities	$ 34,469 (amortizing to $30,276)	1-month LIBOR	2.187%	(1,776)	(1,725)	Apr 2016
Pay fixed/ Receive variable Swap	Accounts payable and accrued liabilities	$ 12,887 (amortizing to $11,313)	1-month LIBOR	2.142%	(647)	(622)	Apr 2016
Pay fixed/ Receive variable Swap	Accounts payable and accrued liabilities	$ 11,472 (amortizing to $10,083)	1-month LIBOR	2.236%	(607)	(596)	Apr 2016
					$(5,805)	$(5,617)

Hedging Instrument	Gain (Loss) Recognized in OCI/L (Effective Portion)			Location of Losses Reclassified from AOCI/L into Earnings (Effective Portion)	Loss Recognized in Earnings (Effective Portion)			Location of Gain (Loss) Recognized in Earnings (Ineffective Portion)	Gain Recognized in Earnings (Ineffective Portion)
	2012	2011	2010		2012	2011	2010		2012	2011	2010
Interest rate contracts	$(207)	$(5,521)	$2,742	Interest Expense	$(2,267)	$(1,904)	$(2,883)	Interest Expense	$—	$—	$23

As of December 31, 2012, the Operating Partnership expects to reclassify approximately $2,219 of losses currently reported in accumulated other comprehensive income to interest expense within the next twelve months due to the amortization of its outstanding interest rate contracts.  Fluctuations in fair values of these derivatives between December 31, 2012 and the respective dates of termination will vary the projected reclassification amount.
See Notes 2 and 15 for additional information regarding the Operating Partnership’s interest rate hedging instruments.

NOTE 7. PARTNERS’ CAPITAL

Partners in the Operating Partnership hold their ownership through common and special common units of limited partnership interest, hereinafter referred to as "common units." Each limited partner has the right to exchange all or a portion of its common units for shares of CBL's common stock, or at CBL's election, their cash equivalent. When an exchange for common stock occurs, CBL assumes the limited partner's common units in the Operating Partnership. The number of shares of common stock received by a limited partner of the Operating Partnership upon exercise of its exchange rights will be equal, on a one-for-one basis, to the number of common units exchanged by the limited partner. If CBL elects to pay cash, the amount of cash paid by the Operating Partnership to redeem the limited partner's common units will be based on the five-day trailing average of the trading price at the time of exercise of the shares of common stock that would otherwise have been received by the limited partner in the exchange. Neither the common units in the Operating Partnership nor the shares of common stock of CBL are subject to any right of mandatory redemption. A common unit and a share of CBL's common stock have essentially the same economic characteristics, as they effectively participate equally in the net income and distributions of the Operating Partnership. For each share of common stock issued by CBL, the Operating Partnership has issued a corresponding number of common units to CBL in exchange for the proceeds from the stock issuance. The Operating Partnership had 190,855,239 and 190,380,616 common units outstanding as of December 31, 2012 and 2011, respectively.

The assets and liabilities allocated to the Operating Partnership's redeemable common units and common units are based on their ownership percentages of the Operating Partnership at December 31, 2012 and 2011. The ownership percentages are determined by dividing the number of common units held by each of the holders of redeemable common units and holders of common units at December 31, 2012 and 2011 by the total common units outstanding at December 31, 2012 and 2011, respectively

Income is allocated to the Operating Partnership's redeemable common units and common units based on their weighted average ownership during the year. The ownership percentages are determined by dividing the weighted average number of the redeemable common units and common units held by each of the partners by the total weighted average number of common units outstanding during the year.

A change in the number of common units changes the percentage ownership of all partners of the Operating Partnership. As a result, an allocation is made between redeemable common units and common units in the Operating Partnership in the accompanying balance sheet to reflect the change in ownership of the Operating Partnership's underlying equity when there is a change in the number of common units outstanding. During 2012, 2011 and 2010, the Operating Partnership allocated $3,197, $3,005 and $3,139, respectively, from partners' capital to redeemable common units.

The total redeemable common units in the Operating Partnership was $33,835 and $26,036 at December 31, 2012 and 2011, respectively.

Preferred Units

CBL's authorized preferred stock consists of 15,000,000 shares at $0.01 par value per share. The Operating Partnership issues an equivalent number of preferred units to CBL in exchange for the contribution of the proceeds from CBL to the Operating Partnership when CBL issues preferred stock.
In October 2012, CBL completed an underwritten public offering of 6,900,000 depositary shares, each representing 1/10th of a share of its newly designated Series E Preferred Stock at $25.00 per depositary share. CBL contributed the net proceeds from the offering of $166,636 to the Operating Partnership in exchange for 690,000 Series E Preferred Units of the Operating Partnership. A portion of the net proceeds were used to redeem all of the Operating Partnership's Series C Preferred Units, which were held by CBL, for an aggregate liquidation preference of $115,000 plus $891 related to accrued and unpaid dividends for an aggregate redemption amount of $115,891. The remaining net proceeds of $50,745 were used to reduce outstanding balances on the Operating Partnership's credit facilities. The Operating Partnership will pay cumulative distributions on the Series E Preferred Units from the date of original issuance in the amount of $16.5625 per preferred unit each year, which is equivalent to 6.625% of the $250.00 liquidation preference per preferred unit. The Operating Partnership may not redeem the Series E Preferred Units before October 12, 2017, except in limited circumstances to preserve CBL's REIT status or in connection with a change of control. On or after October 12, 2017, the Operating Partnership may, at its option, redeem the Series E Preferred Units in whole at any time or in part from time to time by paying $250.00 per preferred unit, plus any accrued and unpaid dividends up to, but not including, the date of redemption. The Series E Preferred Units generally have no stated maturity and will not be subject to any sinking fund or mandatory redemption. The Series E Preferred Units are not convertible into any of CBL's securities, except under certain circumstances in connection with a change of control. Owners of the Series E Preferred

Units generally have no voting rights except under distribution default.
The Operating Partnership had 1,815,000 7.375% Series D Preferred Units outstanding as of December 31, 2012 and 2011. The Series D Preferred Units were issued to CBL in exchange for the net proceeds received by CBL in a series of offerings of an aggregate of 18,150,000 depositary shares, each representing 1/10th of a share of CBL's 7.375% Series D Preferred Stock. The Series D Preferred Units have a liquidation preference of $250.00 per preferred unit. The distributions on the Series D Preferred Units are cumulative, accrue from the date of issuance and are payable quarterly in arrears at a rate of $18.4375 per preferred unit per annum. The Series D Preferred Units have no stated maturity, are not subject to any sinking fund or mandatory redemption, and are not convertible into any other securities of CBL. The Operating Partnership may redeem preferred units, in whole or in part, at any time for a cash redemption price of $250.00 per share plus accrued and unpaid dividends.

On November 5, 2012, the Operating Partnership redeemed all 460,000 Series C Preferred Units for $115,891. The Operating Partnership recorded a charge to distributions to preferred unitholders of $3,773 upon redemption to write off direct issuance costs related to the Series C Preferred Units.

Redeemable Common Units

Redeemable common units include a partnership interest in the Operating Partnership for which the partnership agreement includes redemption provisions that may require the Operating Partnership to redeem the partnership interest for real property. In July 2004, the Operating Partnership issued 1,560,940 Series S special common units (“S-SCUs”), all of which are outstanding as of December 31, 2012, in connection with the acquisition of Monroeville Mall. Under the terms of the Operating Partnership's limited partnership agreement, the holder of the S-SCUs has the right to exchange all or a portion of its partnership interest for shares of CBL's common stock or, at CBL's election, their cash equivalent. The holder has the additional right to, at any time after the seventh anniversary of the issuance of the S-SCUs, require the Operating Partnership to acquire a qualifying property and distribute it to the holder in exchange for the S-SCUs. Generally, the acquisition price of the qualifying property cannot be more than the lesser of the consideration that would be received in a normal exchange, as discussed above, or $20,000, subject to certain limited exceptions. Should the consideration that would be received in a normal exchange exceed the maximum property acquisition price as described in the preceding sentence, the excess portion of its partnership interest could be exchanged for shares of CBL's stock or, at CBL's election, their cash equivalent. The S-SCUs received a minimum distribution of $2.53825 per unit per year for the first five years, and receive a minimum distribution of $2.92875 per unit per year thereafter.

Common Units

Series L Special Common Units

In June 2005, the Operating Partnership issued 571,700 L-SCUs, all of which are outstanding as of December 31, 2012, in connection with the acquisition of Laurel Park Place. The L-SCUs receive a minimum distribution of $0.7572 per unit per quarter ($3.0288 per unit per year). Upon the earlier to occur of June 1, 2020, or when the distribution on the common units exceeds $0.7572 per unit for four consecutive calendar quarters, the L-SCUs will thereafter receive a distribution equal to the amount paid on the common units. In December 2012, the Operating Partnership issued 622,278 common units valued at $14,000 to acquire the remaining 30% noncontrolling interest in Laurel Park Place. The $14,000 value of the noncontrolling interest was recorded as a deferred purchase liability in Accounts Payable and Accrued Liabilities on the consolidated balance sheet upon the original acquisition of Laurel Park Place in 2005.

Series K Special Common Units

In November 2005, the Operating Partnership issued 1,144,924 K-SCUs, all of which are outstanding as of December 31, 2012, in connection with the acquisition of Oak Park Mall, Eastland Mall and Hickory Point Mall. The K-SCUs received a dividend at a rate of 6.0%, or $2.85 per K-SCU, for the first year following the close of the transaction and receive a dividend at a rate of 6.25%, or $2.96875 per K-SCU, thereafter. When the quarterly distribution on the Operating Partnership's common units exceeds the quarterly K-SCU distribution for four consecutive quarters, the K-SCUs will receive distributions at the rate equal to that paid on the Operating Partnership's common units. At any time following the first anniversary of the closing date, the holders of the K-SCUs may exchange them, on a one-for-one basis, for shares of CBL's common stock or, at CBL's election, their cash equivalent.

Series J Special Common Units

During 2011, a holder of 125,100 J-SCU's exercised its conversion rights. CBL was requested to exchange common stock for these units, and elected to do so. Additionally during 2011, the Operating Partnership converted 15,435,754 J-SCUs, which represented all of the outstanding J-SCUs, to common units pursuant to its rights to do so. Prior to the conversion, the J-SCUs received a minimum distribution equal to $0.3628125 per unit per quarter ($1.45125 per unit per year), subject to certain adjustments if the distribution on the common units was equal to or less than $0.21875 for four consecutive quarters. After March 31, 2011, the common units issued in the conversion receive a distribution equal to that paid on all other common units.

Common Unit Issuances, Exchanges and Redemptions

During 2012, holders of 12,690,628 common units of limited partnership interest in the Operating Partnership exercised their conversion rights. CBL elected to pay cash of $3,965 for 224,628 common units and to issue 12,466,000 shares of common stock in exchange for the remaining common units.

During the fourth quarter of 2011, holders of 401,324 common units of limited partnership interest in the Operating
Partnership exercised their conversion rights. CBL elected to pay cash of $5,869 for these units in the first quarter of 2012.

During 2010, holders of 9,807,013 J-SCUs exercised their conversion rights. CBL was requested to exchange common stock for these units, and elected to do so.
See Note 19 for information on at-the-market equity offering program (the "ATM program") that began subsequent to December 31, 2012.

Distributions

On November 28, 2012, the Operating Partnership declared distributions of $1,143 and $42,547 to the Operating Partnership's redeemable common units and common units, respectively. The distributions were paid on January 16, 2013. This distribution represented a distribution of $0.22 per unit for each common unit and $0.7322 to $0.7572 per unit for certain special common units in the Operating Partnership. The total distribution is included in accounts payable and accrued liabilities at December 31, 2012.

On November 30, 2011, the Operating Partnership declared distributions of $1,143 and $40,574 to the Operating Partnership's redeemable common units and common units, respectively. The distributions were paid on January 16, 2012. This distribution represented a distribution of $0.22 per unit for each common unit and $0.7322 to $0.7572 per unit for certain special common units in the Operating Partnership. The total distribution is included in accounts payable and accrued liabilities at December 31, 2011.

NOTE 8. REDEEMABLE INTERESTS AND NONCONTROLLING INTERESTS

Redeemable noncontrolling interests includes the aggregate noncontrolling ownership interest in five of the Operating Partnership’s consolidated subsidiaries that is held by third parties and for which the related partnership agreements contain redemption provisions at the holder’s election that allow for redemption through cash and/or properties. The redeemable noncontrolling interests includes the third party interest in the Operating Partnership's subsidiary that provides security and maintenance services. The total redeemable noncontrolling interest was $430,247 and $430,069 at December 31, 2012 and 2011, respectively.

Redeemable noncontrolling preferred joint venture interest includes the perpetual preferred joint venture units (“PJV units”) issued to Westfield Group (“Westfield”) for its preferred interest in CW Joint Venture, LLC, an Operating Partnership-controlled entity (“CWJV”), consisting of four of the Operating Partnership’s consolidated subsidiaries.  Activity related to the redeemable noncontrolling preferred joint venture interest represented by the PJV units is as follows:

	Year Ended December 31,
	2012	2011
Beginning Balance	$423,834	$423,834
Net income attributable to redeemable noncontrolling preferred joint venture interest	20,686	20,637
Distributions to redeemable noncontrolling preferred joint venture interest	(20,686)	(20,637)
Ending Balance	$423,834	$423,834

See Note 14 for additional information regarding the PJV units.

The Operating Partnership had 26 and 18 consolidated subsidiaries at December 31, 2012 and 2011, respectively, that had interests held by third parties and for which the related partnership agreements either do not include redemption provisions or are subject to redemption provisions that do not require classification outside of permanent equity. The total noncontrolling interests in consolidated subsidiaries was $63,496 and $4,280 at December 31, 2012 and 2011, respectively.

The assets and liabilities allocated to the redeemable noncontrolling interests and noncontrolling interests are based on the third parties’ ownership percentages in each subsidiary at December 31, 2012 and 2011. Income is allocated to the redeemable noncontrolling interests and noncontrolling interests based on the third parties’ weighted average ownership in each subsidiary during the year.

Variable Interest Entities

Kirkwood Mall Mezz, LLC

On December 27, 2012, the Operating Partnership entered into a joint venture, Kirkwood Mall Mezz, LLC, to acquire a 49% ownership interest in Kirkwood Mall located in Bismarck, ND. The Operating Partnership executed an agreement to acquire the remaining 51% interest within 90 days subject to lender approval to assume $40,368 of non-recourse debt. See Note 3 for additional information. The Operating Partnership determined that its investment in this joint venture represents a variable interest in a VIE and that the Operating Partnership is the primary beneficiary since under the terms of the agreement the Operating Partnership's equity investment is at risk while the third party has a fixed price for which it will sell its remaining 51% equity interest to the Operating Partnership. As a result, the joint venture is presented in the accompanying consolidated financial statements as of December 31, 2012 on a consolidated basis, with the interests of the third party reflected as a noncontrolling interest. At December 31, 2012, this joint venture had total assets of $102,936 and a mortgage note payable of $40,368.

Gettysburg Outlet Holding, LLC
In the second quarter of 2012, the Operating Partnership entered into a joint venture, Gettysburg Outlet Center Holding LLC, with a third party to develop, own, and operate The Outlet Shoppes at Gettysburg. The Operating Partnership holds a 50% ownership interest in this joint venture. The Operating Partnership determined that its investment in this joint venture represents a variable interest in a VIE and that the Operating Partnership is the primary beneficiary since it has the power to direct activities of the joint venture that most significantly impact the joint venture's economic performance. As a result, the joint venture is presented in the accompanying consolidated financial statements as of December 31, 2012 on a consolidated basis, with the interests of the third party reflected as a noncontrolling interest. At December 31, 2012, this joint venture had total assets of $45,047 and a mortgage note payable of $40,170.
El Paso Outlet Center Holding, LLC
In the second quarter of 2012, the Operating Partnership entered into a joint venture, El Paso Outlet Center Holding, LLC, with a third party to develop, own, and operate The Outlet Shoppes at El Paso. The Operating Partnership holds a 75% ownership interest in the joint venture. The Operating Partnership determined that its investment in this joint venture represents a variable interest in a VIE and that the Operating Partnership is the primary beneficiary since it has the power to direct activities of the joint venture that most significantly impact the joint venture's economic performance. As a result, the joint venture is presented in the accompanying consolidated financial statements as of December 31, 2012 on a consolidated basis, with the interests of the third party reflected as a noncontrolling interest. At December 31, 2012, this joint venture had total assets of $121,499 and a mortgage note payable of $66,367.

 Imperial Valley Commons, L.P.

In December 2012, the Operating Partnership completed its acquisition of the 40% noncontrolling interest in Imperial Valley Commons, L.P. The Operating Partnership previously had a 60% ownership interest in the joint venture with a third party for the potential development of Imperial Valley Commons, a community retail shopping center in El Centro, CA.  The Operating Partnership determined that its investment represented a variable interest in a VIE and that the Operating Partnership was the primary beneficiary since it had the ability to direct the activities of the joint venture that most significantly impacted the joint venture’s economic performance.  As a result, the joint venture was presented in the accompanying consolidated financial statements as of December 31, 2011 on a consolidated basis, with any interests of the third party reflected as noncontrolling interest.  At December 31, 2011, this joint venture had total assets of $26,680 and was not encumbered. Following the Operating Partnership's acquisition of the noncontrolling interest in December 2012, this subsidiary is now wholly-owned, and is no longer a VIE

PPG Venture I Limited Partnership

The Operating Partnership had a 10% ownership interest and was the primary beneficiary in the PPG Venture I Limited Partnership. As a result, the Operating Partnership consolidated this joint venture. In 2011, the joint venture owned and operated Willowbrook Plaza in Houston, TX, Massard Crossing in Ft. Smith, AR and Pemberton Plaza in Vicksburg, MS. Willowbrook Plaza and Massard Crossing were sold in 2012. See Note 4 for additional information related to these dispositions. At December 31, 2011, this joint venture had total assets of $49,373 and a mortgage note payable of $34,349. Pemberton Plaza was distributed out of the joint venture to the Operating Partnership prior to December 31, 2012 and the joint venture was dissolved in January 2013.

NOTE 9. MINIMUM RENTS

The Operating Partnership receives rental income by leasing retail shopping center space under operating leases. Future minimum rents are scheduled to be received under non-cancellable tenant leases at December 31, 2012, as follows:

2013	$606,929
2014	531,262
2015	469,128
2016	398,254
2017	325,306
Thereafter	1,071,570
$3,402,449

Future minimum rents do not include percentage rents or tenant reimbursements that may become due.

NOTE 10. MORTGAGE AND OTHER NOTES RECEIVABLE

Each of the Operating Partnership's mortgage notes receivable is collateralized by either a first mortgage, a second mortgage or by an assignment of 100% of the partnership interests that own the real estate assets.  Other notes receivable include amounts due from tenants or government sponsored districts and unsecured notes received from third parties as whole or partial consideration for property or investments.  Interest rates on mortgage and other notes receivable range from 2.7% to 12.0%, with a weighted average interest rate of 7.33% and 8.76% at December 31, 2012 and 2011, respectively. Maturities of these notes receivable range from May 2014 to January 2047.

In May 2012, Woodstock GA Investments, LLC, a joint venture in which the Operating Partnership owns a 75.0% interest, entered into a $6,581 loan agreement with an entity that owns an interest in land in Woodstock, GA, adjacent to the site of The Outlet Shoppes at Atlanta. The Operating Partnership owns a 75.0% interest in The Outlet Shoppes at Atlanta through its joint venture Atlanta Outlet Shoppes, LLC. The note receivable bears interest of 10.0% through its maturity date in May 2014 and is secured by the entity's interest in the adjacent land.

In September 2011, the Operating Partnership and a noncontrolling interest investor purchased a mezzanine loan with a face amount of $5,879 for $5,300, which represented a discount of $579. The borrower under the mezzanine loan was an entity that owned The Outlet Shoppes at Gettysburg, an outlet shopping center located in Gettysburg, PA. The loan bore interest at the greater of LIBOR plus 900 basis points or 10% and matured on February 11, 2016. The terms of the mezzanine loan agreement provided that the Operating Partnership and its noncontrolling interest investor could, subject to approval of the senior lender, convert the mezzanine loan into equity of the borrower. Upon conversion, the Operating Partnership and noncontrolling investor would own 50.0% and 12.6%, respectively, of the borrower. The terms also provided that the Operating Partnership could elect to acquire an additional 10% interest in borrower for a total interest of 60%. In April 2012, the Operating Partnership and its noncontrolling interest partner exercised their rights under the terms of the agreement with the borrower and converted the mezzanine loan into a member interest in the outlet shopping center. See Note 3 for additional information.

In December 2011, the Operating Partnership entered into a loan agreement pursuant to which the Operating Partnership loaned $9,150 to an entity that owned The Outlet Shoppes at El Paso, an outlet shopping center located in El Paso, TX. The note receivable bore interest of 13.0% through June 9, 2013, and thereafter, at the greater of 13.0% or LIBOR plus 900 basis points. The loan matured upon the earlier of (i) 60 days prior to the maturity date of the senior loan on the outlet shopping center or (ii) the date on which the senior loan was fully repaid. The terms of the loan agreement provided that if the Operating Partnership did not elect to acquire a 75% interest in the borrower, the Operating Partnership could convert the loan into a non-voting common interest in the borrower, subject to the approval of the senior lender. In April 2012, the Operating Partnership acquired a 75.0% interest in the outlet shopping center and the borrower used a portion of the proceeds to repay the $9,150 mezzanine loan to the Operating Partnership. See Note 3 for additional information.

The Operating Partnership reviews its mortgage and other notes receivable to determine if the balances are realizable based on factors affecting the collectibility of those balances.  Factors may include credit quality, timeliness of required periodic payments, past due status and management discussions with obligors. During the first quarter of 2011, the Operating Partnership was notified that a receivable due in March 2011 of $3,735 would not be repaid.  The receivable was secured by land and, as such, the Operating Partnership recorded an allowance for credit losses of $1,500 in other expense and wrote down the amount of the note receivable to the estimated fair value of the land.  The Operating Partnership did not accrue any interest on the receivable for the three months ended March 31, 2011 and has written off any interest that was accrued and outstanding on the loan.  The Operating Partnership gained title to the land during the third quarter of 2011 and reclassified the balance of the note receivable to land.  During the third quarter of 2011 the Operating Partnership wrote off a note receivable from a tenant in the amount of $400.  A rollforward of the allowance for credit losses for the year ended December 31, 2011 is as follows:

Beginning Balance, January 1, 2011	$—
Additions in allowance charged to expense	1,900
Reduction for charges against allowance	(1,900)
Ending Balance, December 31, 2011	$—

As of December 31, 2012, the Operating Partnership believes that its mortgage and other notes receivable balance of $25,967 is fully collectible.

See subsequent event related to Woodstock GA Investments, LLC note receivable in Note 19.

NOTE 11. SEGMENT INFORMATION

The Operating Partnership measures performance and allocates resources according to property type, which is determined based on certain criteria such as type of tenants, capital requirements, economic risks, leasing terms, and short- and long-term returns on capital. Rental income and tenant reimbursements from tenant leases provide the majority of revenues from all segments. The accounting policies of the reportable segments are the same as those described in Note 2. Information on the Operating Partnership’s reportable segments is presented as follows:

Year Ended December 31, 2012	Malls	Associated Centers	Community Centers	All Other (1)	Total
Revenues	$929,423	$42,380	$11,966	$48,908	$1,032,677
Property operating expenses (2)	(296,298)	(10,480)	(4,084)	22,517	(288,345)
Interest expense	(216,217)	(8,453)	(2,568)	(17,194)	(244,432)
Other expense	—	—	—	(25,078)	(25,078)
Gain on sales of real estate assets	1,188	202	677	219	2,286
Segment profit	$418,096	$23,649	$5,991	$29,372	$477,108
Depreciation and amortization expense					(265,192)
General and administrative expense					(51,251)
Interest and other income					3,955
Gain on extinguishment of debt					265
Loss on impairment of real estate (4)					(24,379)
Gain on investment					45,072
Equity in earnings of unconsolidated affiliates					8,313
Income tax provision					(1,404)
Income from continuing operations					$192,487
Total assets	$6,213,801	$302,225	$203,261	$370,938	$7,090,225
Capital expenditures (3)	$608,190	$6,630	$13,884	$76,319	$705,023

Year Ended December 31, 2011	Malls	Associated Centers	Community Centers	All Other (1)	Total
Revenues	$951,152	$41,505	$10,639	$46,665	$1,049,961
Property operating expenses (2)	(304,479)	(10,689)	(2,978)	22,544	(295,602)
Interest expense	(233,777)	(8,841)	(3,894)	(20,560)	(267,072)
Other expense	—	—	—	(28,898)	(28,898)
Gain (loss) on sales of real estate assets	(13,329)	306	1,135	71,284	59,396
Segment profit	$399,567	$22,281	$4,902	$91,035	517,785
Depreciation and amortization expense					(270,828)
General and administrative expense					(44,750)
Interest and other income					2,582
Gain on extinguishment of debt					1,029
Loss on impairment of real estate (4)					(51,304)
Equity in earnings of unconsolidated affiliates					6,138
Income tax benefit					269
Income from continuing operations (4)					$160,921
Total assets	$5,954,414	$308,858	$265,675	$190,612	$6,719,559
Capital expenditures (3)	$265,478	$213,364	$21,452	$16,984	$517,278

Year Ended December 31, 2010	Malls	Associated Centers	Community Centers	All Other (1)	Total
Revenues	$953,893	$40,311	$8,140	$41,474	$1,043,818
Property operating expenses (2)	(306,168)	(10,528)	(1,948)	25,673	(292,971)
Interest expense	(228,346)	(7,794)	(2,609)	(42,353)	(281,102)
Other expense	—	—	—	(25,523)	(25,523)
Gain (loss) on sales of real estate assets	1,754	—	1,144	(11)	2,887
Segment profit	$421,133	$21,989	$4,727	$(740)	447,109
Depreciation and amortization expense					(279,936)
General and administrative expense					(43,383)
Interest and other income					3,910
Gain on investment					888
Loss on impairment of real estate (4)					(1,156)
Equity in losses of unconsolidated affiliates					(188)
Income tax benefit					6,417
Income from continuing operations (4)					$133,661
Total assets	$6,561,098	$325,395	$67,252	$552,809	$7,506,554
Capital expenditures (3)	$98,277	$7,931	$25,050	$53,856	$185,114

(1)
The All Other category includes mortgage and other notes receivable, office buildings, the Management Company and the Operating Partnership’s subsidiary that provides security and maintenance services.

(2)	Property operating expenses include property operating, real estate taxes and maintenance and repairs.

(3)	Amounts include acquisitions of real estate assets and investments in unconsolidated affiliates. Developments in progress are included in the All Other category.

(4)
The referenced amounts for the years ended December 31, 2011 and 2010 have been restated. See Note 2 for more information. Loss on impairment of real estate for the year ended December 31, 2012 consisted of $20,315 related to malls, $3,000 related to associated centers and $1,064 related to all other. Loss on impairment of real estate for the year ended December 31, 2011 consisted of $50,683 related to malls and $621 related to all other.  Loss on impairment of real estate for the year ended December 31, 2010 consisted of $1,156 related to all other.

NOTE 12. SUPPLEMENTAL AND NONCASH INFORMATION

The Operating Partnership paid cash for interest, net of amounts capitalized, in the amount of $233,220, $265,430 and $278,783 during 2012, 2011 and 2010, respectively.

The Operating Partnership’s noncash investing and financing activities for 2012, 2011 and 2010 were as follows:

	2012	2011	2010
Accrued distributions payable	$43,689	$41,717	$41,833
Additions to real estate assets accrued but not yet paid	22,468	21,771	19,125
Issuance of common units	14,000	—	—
Addition to real estate assets from conversion of note receivable	4,522	—	—
Assumption of mortgage notes payable in acquisitions	220,634	—	—
Consolidation of joint venture:
Decrease in investment in unconsolidated affiliates	(15,643)	—	(15,175)
Increase in real estate assets	111,407	—	33,706
Increase in intangible lease and other assets	18,426	—	3,240
Increase in mortgage and other indebtedness	54,169	—	21,753
Deconsolidation of joint ventures:
Decrease in real estate assets	—	365,971	—
Decrease in intangible lease and other assets	—	26,798	—
Decrease in mortgage notes payable	—	(266,224)	—
Increase in investment in unconsolidated affiliates	—	(123,651)	—
Decrease in accounts payable and accrued liabilities	—	(4,395)	—
Additions to real estate assets from forgiveness of mortgage note receivable	—	2,235	—
Notes receivable from sale of interest in unconsolidated affiliate	—	—	1,001
Distribution of real estate assets from unconsolidated affiliate	—	—	12,210
Issuance of additional redeemable noncontrolling preferred joint venture interests	—	—	2,146
Reclassification of mortgage and other notes receivable to other assets	—	—	7,269

NOTE 13. RELATED PARTY TRANSACTIONS

Certain executive officers of CBL and members of the immediate family of Charles B. Lebovitz, Chairman of the Board of CBL, collectively have a significant noncontrolling interest in EMJ Corporation ("EMJ"), a construction company that the Operating Partnership engaged to build substantially all of the Operating Partnership’s development Properties. The Operating Partnership paid approximately $49,153, $59,668 and $36,922 to EMJ in 2012, 2011 and 2010, respectively, for construction and development activities. The Operating Partnership had accounts payable to EMJ of $2,096 and $6,721 at December 31, 2012 and 2011, respectively.

Certain executive officers of CBL also collectively had a significant noncontrolling interest in Electrical and Mechanical Group, Inc. (“EMG”), a company to which EMJ subcontracted a portion of its services for the Operating Partnership.  The Operating Partnership had also engaged EMG directly for certain services. EMJ paid approximately $15, $981 and $1,189 to EMG in 2012, 2011 and 2010, respectively, for such subcontracted services. The Operating Partnership paid approximately, $0, $86 and $203, respectively, directly to EMG in 2012, 2011 and 2010 for services which EMG performed directly for the Operating Partnership. EMG was dissolved in 2012.

The Management Company provides management, development and leasing services to the Operating Partnership’s unconsolidated affiliates and other affiliated partnerships. Revenues recognized for these services amounted to $7,531, $4,822 and $4,835 in 2012, 2011 and 2010, respectively.

NOTE 14. CONTINGENCIES

On March 11, 2010, TPD, a subsidiary of the Operating Partnership, filed a lawsuit in the Circuit Court of Harrison County, Mississippi, against M Hanna, Gallet & Associates, Inc., LA Ash, Inc., EMJ and JEA (f/k/a Jacksonville Electric Authority), seeking damages for alleged property damage and related damages occurring at a shopping center development in D'Iberville, Mississippi. EMJ filed an answer and counterclaim denying liability and seeking to recover from TPD the retainage of approximately $327 allegedly owed under the construction contract. Kohl's was granted permission to intervene in the lawsuit and, on April 13, 2011, filed a cross-claim against TPD alleging that TPD is liable to Kohl's for unspecified damages resulting from the actions of the defendants and for the failure to perform the obligations of TPD under a Site Development Agreement with Kohl's. Kohl's also made a claim against the Operating Partnership which guaranteed the performance of TPD under the Site Development Agreement. The case is at the discovery stage.
TPD also has filed claims under several insurance policies in connection with this matter, and there are three pending lawsuits relating to insurance coverage. On October 8, 2010, First Mercury filed an action in the United States District Court for the Eastern District of Texas against M Hanna and TPD seeking a declaratory judgment concerning coverage under a liability insurance policy issued by First Mercury to M Hanna. That case was dismissed for lack of federal jurisdiction and refiled in Texas state court. On June 13, 2011, TPD filed an action in the Chancery Court of Hamilton County, Tennessee against National Union and EMJ seeking a declaratory judgment regarding coverage under a liability insurance policy issued by National Union to EMJ and recovery of damages arising out of National Union's breach of its obligations. In March 2012, Zurich American and Zurich American of Illinois, which also have issued liability insurance policies to EMJ, intervened in that case and the case is set for trial on October 29, 2013. On February 14, 2012, TPD filed claims in the United States District Court for the Southern District of Mississippi against Factory Mutual Insurance Company and Federal Insurance Company seeking a declaratory judgment concerning coverage under certain builders risk and property insurance policies issued by those respective insurers to the Operating Partnership.
Certain executive officers of CBL and members of the immediate family of Charles B. Lebovitz, Chairman of the Board of CBL, collectively have a significant noncontrolling interest in EMJ, a major national construction company that the Operating Partnership engaged to build a substantial number of the Operating Partnership's Properties. EMJ is one of the defendants in the Harrison County, MS and Hamilton County, TN cases described above.
The Operating Partnership also is currently involved in certain litigation that arises in the ordinary course of business. The Operating Partnership does not believe that the pending litigation will have a materially adverse effect on the Operating Partnership's financial position or results of operations.
Additionally, management believes that, based on environmental studies completed to date, any exposure to environmental cleanup will not materially affect the financial position and results of operations of the Operating Partnership.

The Operating Partnership consolidates its investment in a joint venture, CW Joint Venture, LLC ("CWJV") with Westfield.  The terms of the joint venture agreement require that CWJV pay an annual preferred distribution at a rate of 5.0%, which increased to 6.0% on July 1, 2013, on the preferred liquidation value of the PJV units of CWJV that are held by Westfield.  Westfield has the right to have all or a portion of the PJV units redeemed by CWJV with property owned by CWJV, and subsequent to October 16, 2012, with either cash or property owned by CWJV, in each case for a net equity amount equal to the preferred liquidation value of the PJV units. At any time after January 1, 2013, Westfield may propose that CWJV acquire certain qualifying property that would be used to redeem the PJV units at their preferred liquidation value. If CWJV does not redeem the PJV units with such qualifying property (a “Preventing Event”), then the annual preferred distribution rate on the PJV units increases to 9.0% beginning July 1, 2013. The Operating Partnership will have the right, but not the obligation, to offer to redeem the PJV units from January 31, 2013 through January 31, 2015 at their preferred liquidation value, plus accrued and unpaid distributions. The Operating Partnership amended the joint venture agreement with Westfield in September 2012 to provide that, if the Operating Partnership exercises its right to offer to redeem the PJV units on or before August 1, 2013, then the preferred liquidation value will be reduced by $10,000 so long as Westfield does not reject the offer and the redemption closes on or before September 30, 2013. If the Operating Partnership fails to make such an offer, the annual preferred distribution rate on the PJV units increases to 9.0% for the period from July 1, 2013 through June 30, 2016, at which time it decreases to 6.0% if a Preventing Event has not occurred.  If, upon redemption of the PJV units, the fair value of the Operating Partnership’s common stock is greater than $32.00 per share, then such excess (but in no case greater than $26,000 in the aggregate) shall be added to the aggregate preferred liquidation value payable on account of the PJV units.  The Operating Partnership accounts for this contingency using the method prescribed for earnings or other performance measure contingencies.  As such, should this contingency result in additional consideration to Westfield, the Operating Partnership will record the current fair value of the consideration issued as a purchase price adjustment at the time the consideration is paid or payable.

See Note 19 for subsequent events related to TPD and Westfield.

Guarantees

The Operating Partnership may guarantee the debt of a joint venture primarily because it allows the joint venture to obtain funding at a lower cost than could be obtained otherwise. This results in a higher return for the joint venture on its investment, and a higher return on the Operating Partnership’s investment in the joint venture. The Operating Partnership may receive a fee from the joint venture for providing the guaranty. Additionally, when the Operating Partnership issues a guaranty, the terms of the joint venture agreement typically provide that the Operating Partnership may receive indemnification from the joint venture or have the ability to increase its ownership interest.

The Operating Partnership owns a parcel of land in Lee's Summit, MO that it is ground leasing to a third party development company. The third party developed and operates a shopping center on the land parcel. The Operating Partnership has guaranteed 27% of the third party’s construction loan and bond line of credit (the “loans”) of which the maximum guaranteed amount, representing 27% of capacity, is approximately $15,183. In the third quarter of 2012, the loans were modified and extended to December 2012. In August 2012, proceeds from a bond issuance were applied to reduce $10,357 of the outstanding balance on the bond line of credit. Additionally, $1,000 of the construction loan was repaid. The total amount outstanding at December 31, 2012 on the loans was $49,345 of which the Operating Partnership has guaranteed $13,323. The Operating Partnership included an obligation of $192 in the accompanying consolidated balance sheets as of December 31, 2012 and 2011 to reflect the estimated fair value of the guaranty. The loan matured in December 2012. The third party developer is working with the lender to extend the maturity date of the loan. The Operating Partnership has not increased its accrual for the contingent obligation as the Operating Partnership does not believe that this contingent obligation is probable.

     The Operating Partnership has guaranteed 100% of the construction and land loans of West Melbourne I, LLC (“West Melbourne”), an unconsolidated affiliate in which the Operating Partnership owns a 50% interest, of which the maximum guaranteed amount is $45,352.  West Melbourne developed and operates Hammock Landing, a community center in West Melbourne, FL. The total amount outstanding on the loans at December 31, 2012 was $45,352. The guaranty will expire upon repayment of the debt.  The land loan and the construction loan, each representing $2,921 and $42,431, respectively, of the amount outstanding at December 31, 2012, mature in November 2013.   The construction loan has a one-year extension option available. The Operating Partnership recorded an obligation of $478 in the accompanying consolidated balance sheets as of December 31, 2012 and 2011 to reflect the estimated fair value of this guaranty.

The Operating Partnership has guaranteed 100% of the construction loan of Port Orange, an unconsolidated affiliate in which the Operating Partnership owns a 50% interest, of which the maximum guaranteed amount is $63,030.  Port Orange developed and operates The Pavilion at Port Orange, a community center in Port Orange, FL.  The total amount outstanding at December 31, 2012 on the loan was $63,030. The guaranty will expire upon repayment of the debt.  The loan matures in March 2014 and has a one-year extension option available. The Operating Partnership has included an obligation of $961 in the accompanying consolidated balance sheets as of December 31, 2012 and 2011 to reflect the estimated fair value of this guaranty.

The Operating Partnership has guaranteed the lease performance of YTC, an unconsolidated affiliate in which it owns a 50% interest, under the terms of an agreement with a third party that owns property as part of York Town Center. Under the terms of that agreement, YTC is obligated to cause performance of the third party’s obligations as landlord under its lease with its sole tenant, including, but not limited to, provisions such as co-tenancy and exclusivity requirements. Should YTC fail to cause performance, then the tenant under the third party landlord’s lease may pursue certain remedies ranging from rights to terminate its lease to receiving reductions in rent. The Operating Partnership has guaranteed YTC’s performance under this agreement up to a maximum of $22,000, which decreases by $800 annually until the guaranteed amount is reduced to $10,000. The guaranty expires on December 31, 2020.  The maximum guaranteed obligation was $17,200 as of December 31, 2012.  The Operating Partnership entered into an agreement with its joint venture partner under which the joint venture partner has agreed to reimburse the Operating Partnership 50% of any amounts it is obligated to fund under the guaranty.  The Operating Partnership did not record an obligation for this guaranty because it determined that the fair value of the guaranty was not material as of December 31, 2012 and 2011.

In July 2012, the Operating Partnership guaranteed 100% of a term loan for Gulf Coast, an unconsolidated affiliate in which the Operating Partnership owns a 50% interest, of which the maximum guaranteed amount is $6,786.  The loan is for the third phase expansion of Gulf Coast Town Center, a shopping center located in Ft. Myers, FL. The total amount outstanding as of December 31, 2012 on the loan was $6,786. The guaranty will expire upon repayment of the debt. The loan matures in July 2015. The Operating Partnership did not record an obligation for this guaranty because it determined that the fair value of the guaranty was not material as of December 31, 2012.

See Note 19 for subsequent events related to guarantees.

Performance Bonds

The Operating Partnership has issued various bonds that it would have to satisfy in the event of non-performance. The total amount outstanding on these bonds was $29,211 and $11,156 at December 31, 2012 and 2011, respectively.

Ground Leases

The Operating Partnership is the lessee of land at certain of its Properties under long-term operating leases, which include scheduled increases in minimum rents.  The Operating Partnership recognizes these scheduled rent increases on a straight-line basis over the initial lease terms.  Most leases have initial terms of at least 20 years and contain one or more renewal options, generally for a minimum of five- or 10-year periods.  Lease expense recognized in the consolidated statements of operations for 2012, 2011 and 2010 was $1,169, $1,967 and $1,718, respectively.

The future obligations under these operating leases at December 31, 2012, are as follows:

2013	$775
2014	783
2015	790
2016	806
2017	807
Thereafter	28,411
$32,372

NOTE 15. FAIR VALUE MEASUREMENTS
The Operating Partnership has categorized its financial assets and financial liabilities that are recorded at fair value into a hierarchy in accordance with ASC 820, Fair Value Measurements and Disclosure, ("ASC 820") based on whether the inputs to valuation techniques are observable or unobservable.  The fair value hierarchy contains three levels of inputs that may be used to measure fair value as follows:
Level 1 – Inputs represent quoted prices in active markets for identical assets and liabilities as of the measurement date.
     Level 2 – Inputs, other than those included in Level 1, represent observable measurements for similar instruments in active markets, or identical or similar instruments in markets that are not active, and observable measurements or market data for instruments with substantially the full term of the asset or liability.
Level 3 – Inputs represent unobservable measurements, supported by little, if any, market activity, and require considerable assumptions that are significant to the fair value of the asset or liability.  Market valuations must often be determined using discounted cash flow methodologies, pricing models or similar techniques based on the Operating Partnership’s assumptions and best judgment.
The asset or liability's fair value within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Under ASC 820, fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability in an orderly transaction at the measurement date. Valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs and consider assumptions such as inherent risk, transfer restrictions and risk of nonperformance.
Fair Value Measurements on a Recurring Basis
The following tables set forth information regarding the Operating Partnership’s financial instruments that are measured at fair value on a recurring basis in the accompanying consolidated balance sheets as of December 31, 2012 and 2011:

		Fair Value Measurements at Reporting Date Using
	Fair Value at December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Available-for-sale securities	27,679	16,556	—	11,123
Privately held debt and equity securities	2,475	—	—	2,475
Interest rate cap	—	—	—	—

Liabilities:
Interest rate swaps	5,805	—	5,805	—

		Fair Value Measurements at Reporting Date Using
	Fair Value at December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Available-for-sale securities	$30,613	$18,784	$—	$11,829
Privately held debt and equity securities	2,475	—	—	2,475

Liabilities:
Interest rate swaps	$5,617	$—	$5,617	$—
The Operating Partnership recognizes transfers in and out of every level at the end of each reporting period. There were no transfers between Levels 1 and 2 during the years ended December 31, 2012 and 2011.
Intangible lease assets and other assets in the consolidated balance sheets include marketable securities consisting of corporate equity securities, mortgage/asset-backed securities, mutual funds and bonds that are classified as available for sale.  Net unrealized gains and losses on available-for-sale securities that are deemed to be temporary in nature are recorded as a component of AOCI in redeemable common units and partners' capital.  The Operating Partnership recognized realized gains of $224 related to sales of marketable securities during the year ended December 31, 2012. The Operating Partnership recognized realized losses of $22 and $114 related to sales of marketable securities during the years ended December 31, 2011 and 2010, respectively.  During the years ended December 31, 2012, 2011 and 2010, the Operating Partnership did not recognize any write-downs for other-than-temporary impairments.  The fair value of the Operating Partnership’s available-for-sale securities is based on quoted market prices and, thus, is classified under Level 1.  Tax increment financing bonds ("TIF bonds") are classified as Level 3. See Note 2 for a summary of the available-for-sale securities held by the Operating Partnership.
     The Operating Partnership uses interest rate swaps and caps to mitigate the effect of interest rate movements on its variable-rate debt.  The Operating Partnership had four interest rate swaps and one interest rate cap as of December 31, 2012 that qualify as hedging instruments and are designated as cash flow hedges.  The interest rate cap is included in intangible lease assets and other assets and the interest rate swaps are reflected in accounts payable and accrued liabilities in the accompanying consolidated balance sheets.  The swaps and cap have predominantly met the effectiveness test criteria since inception and changes in their fair values are, thus, primarily reported in other comprehensive income (loss) and are reclassified into earnings in the same period or periods during which the hedged item affects earnings. The fair values of the Operating Partnership’s interest rate hedges, classified under Level 2,  are determined using a proprietary model which is based on prevailing market data for contracts with matching durations, current and anticipated LIBOR or other interest basis information, consideration of the Operating Partnership’s credit standing, credit risk of the counterparties and reasonable estimates about relevant future market conditions. See Notes 2 and 6 for additional information regarding the Operating Partnership’s interest rate hedging instruments.
The carrying values of cash and cash equivalents, receivables, accounts payable and accrued liabilities are reasonable estimates of their fair values because of the short-term nature of these financial instruments. Based on the interest rates for similar financial instruments, the carrying value of mortgage and other notes receivable is a reasonable estimate of fair value. The fair value of mortgage and other indebtedness was $5,058,411 and $4,836,028 at December 31, 2012 and 2011, respectively. The fair value was calculated by discounting future cash flows for the notes payable using estimated market rates at which similar loans would be made currently.
The Operating Partnership holds TIF bonds, which mature in 2028, received in a private placement as consideration for infrastructure improvements made by the Operating Partnership related to the development of a community center. The Operating Partnership had the intent and ability to hold the TIF bonds through the recovery period. The bonds were redeemed in January 2013 and the Operating Partnership adjusted the value of the bonds to their net realizable value as of December 31, 2012. See Note 19 for additional information. Due to the significant unobservable estimates and assumptions used in the valuation of the TIF bonds, the Operating Partnership has classified the TIF bonds under Level 3 in the fair value hierarchy. The following table provides a reconciliation of changes between the beginning and ending balances of items measured at fair value on a recurring basis in the tables above that used significant unobservable inputs (Level 3):

Available For Sale Securities - Government and Government Sponsored Entities
Balance, January 1, 2011	$11,829
Change in unrealized loss included in other comprehensive income	1,542
Transfer out of Level 3 (1)	(2,248)
Balance, December 31, 2012	$11,123

(1)
The TIF bonds were adjusted to their net realizable value as of December 31, 2012 with the difference in estimate recorded as a transfer to long-lived assets. See for additional information related to the redemption of the bonds in January 2013.

In February 2007, the Operating Partnership received a secured convertible promissory note from, and a warrant to acquire shares of, Jinsheng, in which the Operating Partnership also holds a cost- method investment. See Note 5 for additional information. The secured convertible note is non-interest bearing and is secured by shares of Jinsheng. Since the secured convertible note is non-interest bearing and there is no active market for Jinsheng’s debt, the Operating Partnership performed an analysis on the note considering credit risk and discounting factors to determine the fair value. The warrant was initially valued using estimated share price and volatility variables in a Black Scholes model. Due to the significant estimates and assumptions used in the valuation of the note and warrant, the Operating Partnership has classified these under Level 3. As part of its investment review as of March 31, 2009, the Operating Partnership determined that its investment in Jinsheng was impaired on an other-than-temporary basis due to a decline in expected future cash flows as a result of declining occupancy and sales related to the then downturn of the real estate market in China. An impairment charge of $2,400 is recorded in the Operating Partnership’s consolidated statement of operations for the year ended December 31, 2009 to reduce the carrying values of the secured convertible note and warrant to their estimated fair values. The warrant expired in January 2010 and had no value. Since the secured convertible note is non-interest bearing and there is no active market for Jinsheng’s debt, the Operating Partnership performed a probability-weighted discounted cash flow analysis using various sale, redemption and IPO exit strategies. The fair value analysis as of December 31, 2012 forecasts a 0% to 10% reduction in estimated cash flows. Sale and IPO scenarios employ capitalization rates ranging from10% to 12% which are discounted 20% for lack of marketability. Due to the significant unobservable estimates and assumptions used in the valuation of the note, the Operating Partnership has classified it under Level 3 in the fair value hierarchy.  Based on the valuation as of December 31, 2012, the Operating Partnership determined that the current balance of the secured convertible note of $2,475 is not impaired. There were no changes in the $2,475 classified as privately held debt and equity securities (Level 3) for the period for the period from January 1, 2011 through December 31, 2012.
The significant unobservable inputs used in the fair value measurement of the Jinsheng note include revenue estimates and marketability discount. Significant increases (decreases) in revenues could result in a significantly higher (lower) fair value measurement whereas significant increases (decreases) in the marketability discount could result in a significantly lower (higher) fair value measurement.
Fair Value Measurements on a Nonrecurring Basis
The Operating Partnership measures the fair value of certain long-lived assets on a nonrecurring basis, through quarterly impairment testing or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Operating Partnership considers both quantitative and qualitative factors in its impairment analysis of long-lived assets. Significant quantitative factors include historical and forecasted information for each property such as net operating income, occupancy statistics and sales levels. Significant qualitative factors used include market conditions, age and condition or the property and tenant mix. Due to the significant unobservable estimates and assumptions used in the valuation of long-lived assets that experienced impairment, the Operating Partnership has classified them under Level 3 in the fair value hierarchy. The fair value analysis for long-lived assets as of December 31, 2012 used various probability-weighted scenarios comparing the property's net book value to the sum of its estimated fair value. Assumptions included up to a 10-year holding period with a sale at the end of the holding period, capitalization rates ranging from 10% to 12% and an estimated sales cost of 1%.
The following tables set forth information regarding the Operating Partnership’s assets that are measured at fair value on a nonrecurring basis, restated for discontinued operations for all periods presented:

		Fair Value Measurements at Reporting Date Using
	Fair Value at December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses
Assets:
Long-lived assets	$8,604	$—	$—	$8,604	$23,315
In December 2012, the Operating Partnership acquired the remaining 40.0% interest in Imperial Valley Commons L.P., a joint venture in which the Operating Partnership held a 60.0% ownership interest. In accordance with the Operating Partnership's impairment review process described in Note 2, the Operating Partnership recorded a non-cash impairment of real estate of $20,315 in the fourth quarter of 2012, related to vacant land available for the future expansion of Imperial Valley Commons located in El Centro, CA, to write down the book value as of December 31, 2012 from $25,645 to $5,330. Development of this asset has been negatively impacted by recent economic conditions and other competition in the market area that have affected pre-development leasing activity.
In accordance with the Operating Partnership's impairment review process described in Note 2, the Operating Partnership recorded a non-cash impairment of real estate of $3,000 in the third quarter of 2012 related to The Courtyard at Hickory Hollow, an associated center located in Antioch, TN, to write down the depreciated book value as of September 30, 2012 from $5,843 to an estimated fair value of $2,843 as of the same date. The revenues of The Courtyard at Hickory Hollow accounted for approximately 0.03% of total consolidated revenues for the year ended December 31, 2012. A reconciliation of the property's carrying values for the year ended December 31, 2012 is as follows:

The Courtyard at Hickory Hollow
Beginning carrying value, January 1, 2012	$5,754
Capital expenditures	644
Depreciation expense	(124)
Loss on impairment of real estate	(3,000)
Ending carrying value, December 31, 2012	$3,274
During the year ended December 31, 2012, the Operating Partnership recorded an impairment of real estate of $1,064 related to the sale of three outparcels for total net proceeds after selling costs of $1,186, which were less than their total carrying amounts of $2,250.

		Fair Value Measurements at Reporting Date Using
	Fair Value at December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses
Asset:
Long-lived asset	$6,141	$—	$—	$6,141	$50,683
In accordance with the Operating Partnership's impairment review process described in Note 2, the Operating Partnership recorded a non-cash impairment of real estate of $50,683 in the third quarter of 2011 related to Columbia Place, a mall located in Columbia, SC, to write down the depreciated book value as of September 30, 2011 from $56,746 to an estimated fair value of $6,063 as of the same date. Columbia Place experienced declining cash flows as a result of changes in property-specific market conditions, which were further exacerbated by economic conditions that negatively impacted leasing activity and occupancy. The fair value reflected in the table above reflects the estimated fair value of Columbia Place as of September 30, 2011, adjusted for capital expenditures and depreciation expense during the fourth quarter of 2011.
The revenues of Columbia Place accounted for less than 1.0% of total consolidated revenues for the year ended December 31, 2011. A reconciliation of the property's carrying values for the year ended December 31, 2011 is as follows:

Columbia Place
Beginning carrying value, January 1, 2011	$58,207
Capital expenditures	142
Depreciation expense	(1,525)
Loss on impairment of real estate	(50,683)
Ending carrying value, December 31, 2011	$6,141

In September 2011, the Operating Partnership recorded an impairment of real estate of $621 related to an outparcel that was sold for net proceeds after selling costs of $1,477, which was less than its carrying amount of $2,098.
In December 2010, the Operating Partnership recorded an impairment of real estate of $1,156 related to the sale of a parcel of land.
See Note 19 for impairment subsequent to December 31, 2012.

NOTE 16. SHARE-BASED COMPENSATION

As of December 31, 2012, there were two share-based compensation plans under which CBL has outstanding awards. The CBL & Associates Properties, Inc. 2012 Stock Incentive Plan ("the 2012 Plan") was approved by CBL's shareholders in May 2012. The 2012 Plan permits CBL to issue stock options and common stock to selected officers, employees and non-employee directors of CBL and its subsidiaries and affiliates, as defined, including the Operating Partnership, up to a total of 10,400,000 shares. The CBL & Associates Properties, Inc. Second Amended and Restated Stock Incentive Plan ("the 1993 Plan"), which was approved by CBL's shareholders in May 2003, will expire in May 2013 and no new grants will be issued. As the primary operating subsidiary of CBL, the Operating Partnership participates in and bears the compensation expense associated with CBL's share-based compensation plans. The Compensation Committee of the Board of Directors of CBL (the “Committee”) administers the plans.

The share-based compensation cost that was charged against income for the plan was $3,704, $1,687 and $2,201 for 2012, 2011 and 2010, respectively. Share-based compensation cost resulting from share-based awards is recorded at the Management Company, which is a taxable entity. The income tax effect resulting from share-based compensation of $1,815 in 2010 has been reflected as a financing cash flow in the consolidated statements of cash flows. There was no income tax benefit in 2011.   Share-based compensation cost capitalized as part of real estate assets was $128, $166 and $169 in 2012, 2011 and 2010, respectively.

Stock Options

Stock options issued under the plans allow for the purchase of common stock at the fair market value of the stock on the date of grant. Stock options granted to officers and employees vest and become exercisable in equal installments on each of the first five anniversaries of the date of grant and expire 10 years after the date of grant. Stock options granted to independent directors are fully vested upon grant; however, the independent directors may not sell, pledge or otherwise transfer their stock options during their board term or for one year thereafter. No stock options have been granted since 2002.

CBL's stock option activity for the year ended December 31, 2012 is summarized as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2012	281,725	$18.27
Cancelled	(15,375)	$18.27
Exercised	(266,350)	$18.27
Outstanding at December 31, 2012	—	$—	0	$—
Vested and exercisable at December 31, 2012	—	$—	0	$—

The total intrinsic value of options exercised during 2012, 2011 and 2010 was $177, $509 and $346, respectively.

Stock Awards

Under the plans, common stock may be awarded either alone, in addition to, or in tandem with other stock awards granted under the plans. The Committee has the authority to determine eligible persons to whom common stock will be awarded, the number of shares to be awarded and the duration of the vesting period, as defined. Generally, an award of common stock vests either immediately at grant, in equal installments over a period of five years or in one installment at the end of periods up to five years. Stock awarded to independent directors is fully vested upon grant; however, the independent directors may not transfer such shares during their board term.  The Committee may also provide for the issuance of common stock under the plans on a deferred basis pursuant to deferred compensation arrangements. The fair value of common stock awarded under the plans is determined based on the market price of CBL’s common stock on the grant date and the related compensation expense is recognized over the vesting period on a straight-line basis.

A summary of the status of CBL’s stock awards as of December 31, 2012, and changes during the year ended December 31, 2012, is presented below:

	Shares	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2012	289,290	$16.09
Granted	295,465	$19.09
Vested	(228,415)	$18.48
Forfeited	(9,480)	$16.64
Nonvested at December 31, 2012	346,860	$17.06

The weighted average grant-date fair value of shares granted during 2012, 2011 and 2010 was $19.09, $17.48 and $10.34, respectively. The total fair value of shares vested during 2012, 2011 and 2010 was $4,573, $1,276 and $914, respectively.

As of December 31, 2012, there was $3,325 of total unrecognized compensation cost related to nonvested stock awards granted under the plans, which is expected to be recognized over a weighted average period of 3.5 years.  In February 2013, CBL granted 155,400 shares of restricted stock to its employees that will vest over the next five years.

NOTE 17. EMPLOYEE BENEFIT PLANS

401(k) Plan

The Management Company maintains a 401(k) profit sharing plan, which is qualified under Section 401(a) and Section 401(k) of the Code to cover employees of the Management Company. All employees who have attained the age of 21 and have completed at least 90 days of service are eligible to participate in the plan. The plan provides for employer matching contributions on behalf of each participant equal to 50% of the portion of such participant’s contribution that does not exceed 2.5% of such participant’s compensation for the plan year. Additionally, the Management Company has the discretion to make additional profit-sharing-type contributions not related to participant elective contributions. Total contributions by the Management Company were $929, $820 and $957 in 2012, 2011 and 2010, respectively.

Employee Stock Purchase Plan

CBL maintains an employee stock purchase plan that allows eligible employees to acquire shares of CBL’s common stock in the open market without incurring brokerage or transaction fees. Under the plan, eligible employees make payroll deductions that are used to purchase shares of CBL’s common stock. The shares are purchased at the prevailing market price of the stock at the time of purchase.

Deferred Compensation Arrangements

The Operating Partnership has entered into agreements with certain of its officers that allow the officers to defer receipt of selected salary increases and/or bonus compensation for periods ranging from 5 to 10 years. For certain officers, the deferred compensation arrangements provide that when the salary increase or bonus compensation is earned and deferred, shares of CBL’s common stock issuable under the Amended and Restated Stock Incentive Plan are deemed set aside for the amount deferred. The number of shares deemed set aside is determined by dividing the amount of compensation deferred by the fair value of CBL’s common stock on the deferral date, as defined in the arrangements. The shares set aside are deemed to receive dividends equivalent to those paid on CBL’s common stock, which are then deemed to be reinvested in CBL’s common stock in accordance with CBL’s dividend reinvestment plan. When an arrangement terminates, CBL will issue shares of its common stock to the officer equivalent to the number of shares deemed to have accumulated under the officer’s arrangement. The Operating Partnership will issue common units to CBL equivalent to the number of shares of common stock issued to the officer. The Operating Partnership accrues compensation expense related to these agreements as the compensation is earned during the term of the agreement.

At December 31, 2012 and 2011, there were 0 and 68,906 shares, respectively, that were deemed set aside in accordance with these arrangements.

For other officers, the deferred compensation arrangements provide that their bonus compensation is deferred in the form of a note payable to the officer. Interest accumulates on these notes at 5.0%. When an arrangement terminates, the note payable plus accrued interest is paid to the officer in cash. At December 31, 2012 and 2011, the Operating Partnership had notes payable, including accrued interest, of $124 and $81, respectively, related to these arrangements.

NOTE 18. QUARTERLY INFORMATION (UNAUDITED)

Year Ended December 31, 2012	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total (1)
Total revenues	$246,469	$251,844	$256,359	$278,005	$1,032,677
Income from operations	91,702	94,400	96,331	95,999	378,432
Income from continuing operations (2)	34,533	36,100	37,425	84,429	192,487
Discontinued operations	2,018	3,293	(24,933)	1,654	(17,968)
Net income	36,551	39,393	12,492	86,083	174,519
Net income attributable to the Operating Partnership	30,411	34,588	6,298	79,570	150,867
Net income (loss) attributable to common unitholders	19,817	23,994	(4,296)	63,841	103,356
Basic per unit data attributable to common unitholders:
Income from continuing operations, net of preferred distributions	$0.09	$0.12	$0.09	$0.33	$0.63
Net income (loss) attributable to common unitholders	$0.10	$0.13	$(0.02)	$0.34	$0.55
Diluted per unit data attributable to common unitholders:
Income from continuing operations, net of preferred distributions	$0.09	$0.12	$0.09	$0.33	$0.63
Net income (loss) attributable to common unitholders	$0.10	$0.13	$(0.02)	$0.34	$0.55

Year Ended December 31, 2011	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total (1)
Total revenues	$262,678	$258,039	$264,699	$264,545	$1,049,961
Income from operations (3)	97,933	96,041	51,257	113,348	358,579
Income (loss) from continuing operations (4)	36,283	32,813	(18,498)	110,324	160,922
Discontinued operations	27,624	(3,281)	179	(450)	24,072
Net income (loss)	63,907	29,532	(18,319)	109,874	184,994
Net income (loss) attributable to the Operating Partnership	57,770	23,127	(24,485)	103,365	159,777
Net income (loss) attributable to common unitholders	47,176	12,533	(35,079)	92,771	117,401
Basic per unit data attributable to common unitholders:
Income (loss) from continuing operations, net of preferred distributions	$0.11	$0.08	$(0.18)	$0.49	$0.50
Net income (loss) attributable to common unitholders	$0.22	$0.07	$(0.18)	$0.49	$0.60
Diluted per unit data attributable to common unitholders:
Income (loss) from continuing operations, net of preferred distributions	$0.11	$0.08	$(0.18)	$0.49	$0.50
Net income (loss) attributable to common unitholders	$0.22	$0.07	$(0.18)	$0.49	$0.60

(1)	The sum of quarterly earnings per unit may differ from annual earnings per unit due to rounding.

(2)
Income from continuing operations for the quarter ended December 31, 2012 includes a $45,072 gain on investment related to the Operating Partnership's acquisition of a joint venture partner's interest in one property (see Note 3).

(3)	Income from operations for the quarter ended September 30, 2011 includes a $50,683 loss on impairment of real estate related to one mall (see Note 15).

(4)
Income from continuing operations for the quarter ended December 31, 2011 includes a $54,327 gain on sale of real estate for the sale of a partial interest in several properties as part of the CBL/T-C joint venture (see Note 5).

NOTE 19. SUBSEQUENT EVENTS

Credit Facilities

In the first quarter of 2013, the Operating Partnership closed on an amended and restated agreement of its $105,000 secured credit facility with First Tennessee Bank, NA. The facility was converted from secured to unsecured with a capacity of $100,000 and a maturity date of February 2016. Amounts outstanding bear interest at an annual rate equal to one-month LIBOR plus a spread of 155 to 210 basis points, depending on the Operating Partnership's leverage ratio. Under the terms of the agreement, the Operating Partnership also obtained a $50,000 unsecured term loan that bears interest at LIBOR plus 190 basis points and matures in February 2018. The $100,000 facility also provided that in the event the Operating Partnership obtained an investment grade rating, the Operating Partnership could make a one-time irrevocable election to use its credit rating to determine the interest rate on the facility. If the Operating Partnership were to make such an election, the facility would bear interest at an annual rate equal to LIBOR plus a spread of 100 to 175 basis points.

CBL received an investment grade rating in May 2013 of Baa3 with a stable outlook from Moody's Investors Service. This was followed by an Issuer Default Rating of BBB- with a stable outlook and a senior unsecured notes rating of BBB- from Fitch Ratings in July 2013. In May 2013, the Operating Partnership made a one-time irrevocable election to use its credit rating to determine the interest rate on each of its three unsecured credit facilities. Under the credit rating election, each facility bears interest at LIBOR plus a spread of 100 to 175 basis points. As of the date of this filing, each facility bears interest at LIBOR plus 140 basis points based on current investment grade ratings. Additionally, the Operating Partnership will pay an annual facility fee that ranges from 0.15% to 0.35% of the total capacity of each facility rather than unused commitment fees. In accordance with the agreements to the credit facilities, once CBL obtained an investment grade rating, guarantees by material subsidiaries of the Operating Partnership were no longer required.

At-the-Market Equity Offering Program

On March 1, 2013, CBL and the Operating Partnership entered into separate controlled equity offering sales agreements (collectively, the "Sales Agreements") with a number of sales agents to sell shares of CBL's common stock, having an aggregate offering price of up to $300,000, from time to time in "at-the-market" equity offerings (as defined in Rule 415 of the Securities Act of 1933, as amended) or in negotiated transactions (the "ATM program"). In accordance with the Sales Agreements, CBL will set the parameters for the sales of shares, including the number of shares to be issued, the time period during which sales are to be made and any minimum price below which sales may not be made. The Sales Agreements provide that the sales agents will be entitled to compensation for their services at a mutually agreed commission rate not to exceed 2.0% of the gross proceeds from the sales of shares sold through the ATM program. For each share of common stock issued by CBL, the Operating Partnership issues a corresponding number of common units of limited partnership interest to CBL in exchange for the contribution of the proceeds from the stock issuance. The Operating Partnership includes only CBL share issuances that have settled in the calculation of units outstanding at the end of each period.

Under the $300,000 ATM program, CBL sold approximately 8,400,000 shares of common stock for net proceeds of $210,000 after payment of approximately $1,500 of sales agents' commissions. As a result, the Operating Partnership issued an equivalent number of common units to CBL in exchange for the contribution of the proceeds to the Operating Partnership. As of the date of this filing, approximately $88,500 remains available to be sold under this program, although CBL has no obligation to sell the remaining shares.

Unsecured Term Loans

In the second quarter of 2013, the Operating Partnership retired a $228,000 unsecured term loan at its maturity date with borrowings from the Company's credit facilities.

In the third quarter of 2013, the Operating Partnership closed on a five-year $400,000 unsecured term loan. Net proceeds from the term loan were used to reduce outstanding balances on the Operating Partnership's credit facilities. The loan bears interest at a variable rate of LIBOR plus 150 basis points based on CBL's current credit rating and has a maturity date of July 2018.

Operating Property Mortgages

In the first quarter of 2013, the Operating Partnership retired two loans with an aggregate balance of $77,099, including a $13,460 loan secured by Statesboro Crossing in Statesboro, GA and a $63,639 loan secured by Westmoreland Mall in Greensburg, PA, with borrowings from the Operating Partnership's credit facilities. Both loans were scheduled to mature in the first quarter of 2013.

In the first quarter of 2013, Renaissance Phase II CMBS, LLC closed on a $16,000 10-year, non-recourse CMBS loan, secured by Renaissance Center Phase II in Durham, NC. The loan bears interest at a fixed rate of 3.4895% and matures in April 2023. Proceeds from the loan were used to retire the existing $15,700 loan that was scheduled to mature in April 2013.

Also during the first quarter of 2013, CBL-Friendly Center CMBS, LLC, an unconsolidated affiliate accounted for using the equity method, closed on a $100,000 10-year, non-recourse CMBS loan, secured by Friendly Center, located in Greensboro, NC. The loan bears interest at a fixed rate of 3.4795% and matures in April 2023. Proceeds from the new loan were used to retire four existing loans aggregating $100,00 that were secured by Friendly Center, Friendly Center Office Building, First National Bank Building, Green Valley Office Building, First Citizens Bank Building, Wachovia Office Building and Bank of America Building, all located in Greensboro, NC and scheduled to mature in April 2013.

In the second quarter of 2013, the Operating Partnership retired a $71,740 loan, secured by South County Center in St. Louis, MO, with borrowings from its credit facilities. The loan was scheduled to mature in October 2013. In connection with this prepayment, the Operating Partnership recorded a loss on extinguishment of debt of $172 from the write-off of an unamortized discount. The Operating Partnership also retired an $88,410 loan in the second quarter of 2013, which was secured by Mid Rivers Mall in St. Peters, MO, with borrowings from its credit facilities. The loan was scheduled to mature in May 2021 and bore interest at a fixed rate of 5.88%. The Operating Partnership recorded an $8,936 loss on extinguishment of debt, which consisted of an $8,708 prepayment fee and $228 of unamortized debt issuance costs.

Also during the second quarter of 2013, the Operating Partnership closed on a three-year $11,400 non-recourse loan secured by Statesboro Crossing in Statesboro, GA. The loan bears interest at LIBOR plus 180 basis points. The loan matures in June 2016 and has two one-year extension options, which are at the Operating Partnership's election, for an outside maturity date of June 2018. Proceeds from the loan were used to pay down the Operating Partnership's credit facilities.

In the third quarter of 2013, the Operating Partnership retired a $16,000 loan, which was secured by Alamance Crossing West in Burlington, NC with borrowings from its credit facilities. The loan was scheduled to mature in December 2013.

Acquisition

In the second quarter of 2013, the Operating Partnership acquired the remaining 51% noncontrolling interest in Kirkwood Mall in accordance with the agreement executed in December 2012 that is described in Note 3.

Dispositions

In the third quarter of 2013, the Operating Partnership sold three malls and three associated centers in a portfolio transaction for a gross sale price of $176,000. The properties included in the portfolio were Georgia Square Mall and Georgia Square Plaza in Athens, GA; Panama City Mall and The Shoppes at Panama City in Panama City, FL; and RiverGate Mall and Village at RiverGate in Nashville, TN. Net proceeds from the sale were used to reduce the outstanding balances on the Operating Partnership's credit facilities.

Redemption of TIF Bonds

In the first quarter of 2013, TIF bonds, received in a private placement as consideration for infrastructure improvements made by the Operating Partnership related to the development of a community center, were redeemed for $12,000. The Operating Partnership adjusted the value of the bonds to their net realizable value as of December 31, 2012.

Citadel Mall

In accordance with the Operating Partnership's quarterly impairment review process, the Operating Partnership recorded a non-cash impairment of real estate of $20,453 in the second quarter of 2013 related to Citadel Mall, located in Charleston, SC to write-down the depreciated book value to its estimated fair value as of the same date. The mall has experienced declining cash flows which are insufficient to cover the debt service on the mortgage secured by the property. In August 2013, the lender of the non-recourse mortgage loan secured by Citadel Mall in Charleston, SC sent a formal notice of default and initiated foreclosure proceedings.

Other

In the first quarter of 2013, Woodstock GA Investments, LLC, a joint venture in which the Operating Partnership owns a 75.0% interest, received $3,525 of the balance on its $6,581 note receivable.

In the first quarter of 2013, the Operating Partnership guaranteed 100% of a construction loan for Fremaux, an unconsolidated affiliate in which the Operating Partnership owns a 65% interest, of which the maximum guaranteed amount is $46,000. The loan is for the development of Fremaux Town Center, a community center located in Slidell, LA. The guaranty will expire upon repayment of the debt. The loan matures in March 2016 and has two one-year extension options for an outside maturity date of March 2018. The Operating Partnership received a 1% fee for this guaranty when the loan was issued in March 2013.

In the second quarter of 2013, the third party that developed and operates a shopping center on the land parcel located in Lee's Summit, MO which the Operating Partnership owns, extended the maturity date on its construction loan to July 2013. The third party developer is working with the lender to further extend the maturity date of the loan. The Operating Partnership has guaranteed 27% of the loan.

In the second quarter of 2013, the Operating Partnership issued a redemption notice to Westfield to redeem all of the PJV units. Under the terms agreed to by the Operating Partnership and Westfield, the annual preferred distribution rate will remain at 5.0% until the earlier of the closing or rejection by Westfield of the redemption offer or September 30, 2013.

In the second quarter of 2013, the Operating Partnership entered into a joint venture, Louisville Outlet Shoppes, LLC ("Louisville Outlet"), with a third party to develop, own and operate The Outlet Shoppes at Louisville located in Simpsonville, KY. Construction began in June 2013 with completion expected in summer 2014. The Operating Partnership holds a 65% ownership interest in the joint venture. The Operating Partnership determined that its investment in this joint venture represents an interest in a VIE and that the Operating Partnership is the primary beneficiary because of its power to direct activities of the joint venture that most significantly impact the joint venture's economic performance as well as the obligation to absorb losses or right to receive benefits from the VIE that could be significant. As a result, the joint venture is accounted for on a consolidated basis, with the interests of the third party reflected as a noncontrolling interest. In the third quarter of 2013, Louisville Outlet obtained a construction loan on the property that allows for borrowings up to $60,200 and bears interest at LIBOR plus 2.00%. The construction loan matures in August 2016 and has two one-year extension options, which are at the joint venture's election, for an outside maturity date of August 2018. The Operating Partnership has guaranteed 100% of the loan. No monies will be drawn on the loan until equity requirements are met.

In May 2013, Jinsheng paid the outstanding balance of $4,875 on the promissory note held by the Operating Partnership. The Operating Partnership recognized a realized gain of $2,400 in the second quarter of 2013. The Operating Partnership had previously recorded a $2,400 other-than-temporary impairment related to the Jinsheng note in 2009.

In August 2013, TPD received a partial settlement of $8,240 from certain of the defendants in the matter described in Note 14. Litigation continues with other defendants in the matter.

Schedule II

CBL & Associates Limited Partnership
Valuation and Qualifying Accounts
(In thousands)

	Year Ended December 31,
	2012	2011	2010
Tenant receivables - allowance for doubtful accounts:
Balance, beginning of year	$1,760	$3,167	$3,101
Additions in allowance charged to expense	1,532	1,676	2,722
Transfer to other receivables - allowance	—	(1,400)	—
Bad debts charged against allowance	(1,315)	(1,683)	(2,656)
Balance, end of year	$1,977	$1,760	$3,167

	Year Ended December 31,
	2012	2011	2010
Other receivables - allowance for doubtful accounts:
Balance, beginning of year	$1,400	$—	$—
Transfer from tenant receivables - allowance	—	1,400	—
Bad debts charged against allowance	(130)	—	—
Balance, end of year	$1,270	$1,400	$—

SCHEDULE III
CBL & ASSOCIATES LIMITED PARTNERSHIP
REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
At December 31, 2012
(In thousands)

		Initial Cost(A)				Gross Amounts at Which Carried at Close of Period
Description /Location	Encumbrances (B)	Land	Buildings and Improvements	Costs Capitalized Subsequent to Acquisition	Sales of Outparcel Land	Land	Buildings and Improvements	Total (C)	Accumulated Depreciation (D)	Date of Construction / Acquisition
MALLS:
Acadiana Mall, Lafayette, LA	$137,640	$22,511	$145,769	$7,405	$—	$22,511	$153,174	$175,685	$(51,476)	2005
Alamance Crossing, Burlington, NC	66,001	20,853	62,799	39,269	(2,112)	18,741	102,068	120,809	(16,494)	2007
Arbor Place, Douglasville, GA	121,050	7,862	95,330	23,109	—	7,862	118,439	126,301	(44,988)	1998-1999
Asheville Mall, Asheville, NC	76,289	7,139	58,747	48,330	(805)	6,334	107,077	113,411	(38,244)	1998
Bonita Lakes Mall, Meridian, MS	—	4,924	31,933	6,664	(985)	4,924	37,612	42,536	(15,423)	1997
Brookfield Square, Brookfield, WI	92,305	8,996	84,250	43,545	(18)	9,170	127,603	136,773	(40,394)	2001
Burnsville Center, Burnsville, MN	79,272	12,804	71,355	51,092	(1,157)	16,102	117,992	134,094	(41,016)	1998
Cary Towne Center, Cary, NC	55,910	23,688	74,432	23,708	—	23,701	98,127	121,828	(30,788)	2001
Chapel Hill Mall, Akron, OH	70,045	6,578	68,043	13,651	—	6,578	81,694	88,272	(19,784)	2004
CherryVale Mall, Rockford, IL	82,347	11,892	63,973	50,569	(1,667)	11,608	113,159	124,767	(32,331)	2001
Chesterfield Mall, Chesterfield, MO	139,022	11,083	282,140	1,915	—	11,083	284,055	295,138	(49,464)	2007
Citadel Mall, Charleston, SC	68,835	10,990	44,008	7,247	(1,289)	10,154	50,802	60,956	(16,629)	2001
College Square, Morristown, TN (E)	—	2,954	17,787	22,836	(88)	2,866	40,623	43,489	(17,775)	1987-1988
Columbia Place, Columbia, SC	27,265	1,526	52,348	(47,222)	(423)	1,103	5,126	6,229	(261)	2002
Cross Creek Mall, Fayetteville, NC	137,179	19,155	104,353	14,656	—	19,155	119,009	138,164	(27,877)	2003
Dakota Square Mall, Minot, ND	61,193	4,552	87,625	178	—	4,552	87,803	92,355	(1,650)	2012
Eastland Mall, Bloomington, IL	59,400	5,746	75,893	6,582	(753)	5,304	82,163	87,467	(21,671)	2005
East Towne Mall, Madison, WI	70,220	4,496	63,867	41,145	(366)	4,130	105,012	109,142	(32,039)	2002
EastGate Mall , Cincinnati, OH	42,281	13,046	44,949	26,233	(879)	12,167	71,182	83,349	(22,049)	2001
Fashion Square, Saginaw, MI	41,569	15,218	64,970	10,102	—	15,218	75,072	90,290	(23,967)	2001
Fayette Mall, Lexington, KY	179,227	20,707	84,267	46,326	11	20,718	130,593	151,311	(37,644)	2001
Frontier Mall , Cheyenne, WY	—	2,681	15,858	18,217	—	2,681	34,075	36,756	(17,508)	1984-1985
Foothills Mall, Maryville, TN (E)	—	5,558	22,594	11,284	—	5,558	33,878	39,436	(18,589)	1996
Georgia Square, Athens, GA	—	2,982	31,071	30,879	(31)	2,951	61,950	64,901	(38,819)	1982
Greenbrier Mall, Chesapeake, VA	77,085	3,181	107,355	8,300	(626)	2,555	115,655	118,210	(26,643)	2004
Hamilton Place, Chattanooga, TN	106,024	2,422	40,757	39,214	(441)	1,981	79,971	81,952	(37,889)	1986-1987
Hanes Mall, Winston-Salem, NC	156,208	17,176	133,376	44,343	(948)	16,808	177,139	193,947	(52,168)	2001
Harford Mall , Bel Air, MD	—	8,699	45,704	21,140	—	8,699	66,844	75,543	(16,776)	2003
Hickory Point, (Forsyth) Decatur, IL	29,635	10,732	31,728	11,283	(293)	10,440	43,010	53,450	(12,780)	2005
Honey Creek Mall, Terre Haute, IN	30,921	3,108	83,358	9,229	—	3,108	92,587	95,695	(21,935)	2004
Imperial Valley Mall, El Centro, CA	54,169	35,378	70,549		—	35,378	70,549	105,927	—	2012
JC Penney Store, Maryville, TN (E)	—	—	2,650	—	—	—	2,650	2,650	(1,877)	1983
Janesville Mall, Janesville, WI	5,269	8,074	26,009	7,991	—	8,074	34,000	42,074	(12,430)	1998
Jefferson Mall, Louisville, KY	70,676	13,125	40,234	21,657	(521)	12,604	61,891	74,495	(19,169)	2001

SCHEDULE III
CBL & ASSOCIATES LIMITED PARTNERSHIP
REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
At December 31, 2012
(In thousands)

		Initial Cost(A)				Gross Amounts at Which Carried at Close of Period
Description /Location	Encumbrances (B)	Land	Buildings and Improvements	Costs Capitalized Subsequent to Acquisition	Sales of Outparcel Land	Land	Buildings and Improvements	Total (C)	Accumulated Depreciation (D)	Date of Construction / Acquisition
Kirkwood Mall , Bismarck ND	43,338	3,368	118,945	83	—	3,368	119,028	122,396	—	2012
The Lakes Mall, Muskegon, MI (E)	—	3,328	42,366	10,031	—	3,328	52,397	55,725	(20,188)	2000-2001
Lakeshore Mall, Sebring, FL	—	1,443	28,819	6,409	(169)	1,274	35,228	36,502	(17,164)	1991-1992
Laurel Park, Livonia, MI	—	13,289	92,579	9,366	—	13,289	101,945	115,234	(28,811)	2005
Layton Hills Mall, Layton, UT	98,369	20,464	99,836	12,790	(275)	20,189	112,626	132,815	(28,625)	2005
Summit Fair Land, Lee's Summit, MO	—	10,992		315	—	10,992	315	11,307	—	2010
Madison Square, Huntsville, AL	—	17,596	39,186	19,059	—	17,596	58,245	75,841	(18,820)	1984
Mall del Norte, Laredo, TX (F)	113,400	21,734	142,049	49,115	—	21,734	191,164	212,898	(52,079)	2004
Meridian Mall , Lansing, MI	—	529	103,678	64,044	—	2,232	166,019	168,251	(60,818)	1998
Midland Mall, Midland, MI	34,568	10,321	29,429	8,499	—	10,321	37,928	48,249	(13,406)	2001
Mid Rivers Mall, St. Peters, MO	89,312	16,384	170,582	7,453	—	16,384	178,035	194,419	(32,320)	2007
Monroeville Mall, Pittsburgh, PA	—	22,195	177,214	43,169	—	24,716	217,862	242,578	(49,668)	2004
Northgate Mall, Chattanooga, TN	—	2,330	8,960	(1,031)	—	2,330	7,929	10,259	(745)	2011
Northpark Mall, Joplin, MO	33,897	9,977	65,481	32,818	—	10,962	97,314	108,276	(26,390)	2004
Northwoods Mall, Charleston, SC	72,339	14,867	49,647	16,990	(2,339)	12,528	66,637	79,165	(20,917)	2001
Oak Hollow Mall Barnes & Noble, High Point, NC	—	893	1,870	—	—	893	1,870	2,763	(1,582)	1994-1995
Old Hickory Mall, Jackson, TN	—	15,527	29,413	5,788	—	15,527	35,201	50,728	(11,731)	2001
The Outlet Shoppes at El Paso, El Paso, TX	73,118	9,165	96,640	379	—	9,165	97,019	106,184	(3,320)	2012
The Outlet Shoppes at Gettysburg, Gettysburg, PA	40,170	20,940	22,180	480	—	20,940	22,660	43,600	(1,185)	2012
The Outlet Shoppes at Oklahoma City, Oklahoma City, OK	58,888	8,365	50,268	9,077	—	8,369	59,341	67,710	(5,338)	2011
Panama City Mall, Panama City, FL	—	9,017	37,454	20,055	—	12,168	54,358	66,526	(14,977)	2002
Parkdale Mall, Beaumont, TX	91,906	23,850	47,390	46,305	(307)	23,543	93,695	117,238	(26,671)	2001
Park Plaza Mall, Little Rock, AR	96,059	6,297	81,638	34,658	—	6,304	116,289	122,593	(34,478)	2004
Parkway Place Mall, Huntsville, AL	40,244	6,364	67,067	912	—	6,364	67,979	74,343	(6,352)	2010
Pearland Town Center, Pearland, TX	18,264	16,300	108,615	10,657	(366)	15,443	119,763	135,206	(21,425)	2008
Post Oak Mall, College Station, TX	—	3,936	48,948	10,563	(327)	3,608	59,512	63,120	(24,316)	1984-1985
Randolph Mall, Asheboro, NC	—	4,547	13,927	8,015	—	4,547	21,942	26,489	(7,188)	2001
Regency Mall, Racine, WI	—	3,384	36,839	14,979	—	4,244	50,958	55,202	(16,694)	2001
Richland Mall, Waco, TX	—	9,874	34,793	8,981	—	9,887	43,760	53,647	(13,063)	2002
RiverGate Mall, Nashville, TN	—	17,896	86,767	25,328	—	17,896	112,095	129,991	(41,150)	1998
River Ridge Mall, Lynchburg, VA	—	4,824	59,052	9,830	(94)	4,731	68,881	73,612	(13,219)	2003
South County Center, Mehlville, MO	71,928	15,754	159,249	3,387	—	15,754	162,636	178,390	(29,044)	2007
Southaven Towne Ctr, Southaven, MS	41,786	8,255	29,380	9,258	—	8,159	38,734	46,893	(10,967)	2005
Southpark Mall, Colonial Heights, VA	66,525	9,501	73,262	24,577	—	9,503	97,837	107,340	(24,701)	2003
Stroud Mall, Stroudsburg, PA	34,469	14,711	23,936	20,320	—	14,711	44,256	58,967	(13,345)	1998

SCHEDULE III
CBL & ASSOCIATES LIMITED PARTNERSHIP
REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
At December 31, 2012
(In thousands)

		Initial Cost(A)				Gross Amounts at Which Carried at Close of Period
Description /Location	Encumbrances (B)	Land	Buildings and Improvements	Costs Capitalized Subsequent to Acquisition	Sales of Outparcel Land	Land	Buildings and Improvements	Total (C)	Accumulated Depreciation (D)	Date of Construction / Acquisition
St. Clair Square, Fairview Heights, IL	123,875	11,027	75,620	32,001	—	11,027	107,621	118,648	(40,050)	1996
Sunrise Mall, Brownsville, TX	—	11,156	59,047	5,915	—	11,156	64,962	76,118	(23,065)	2003
Turtle Creek Mall , Hattiesburg, MS	—	2,345	26,418	18,281	—	3,535	43,509	47,044	(18,221)	1993-1995
Valley View, Roanoke, VA	62,282	15,985	77,771	17,715	—	15,999	95,472	111,471	(22,555)	2003
Volusia Mall, Daytona, FL	53,191	2,526	120,242	10,601	—	2,526	130,843	133,369	(29,086)	2004
Walnut Square, Dalton, GA (E)	—	50	15,138	16,746	—	50	31,884	31,934	(16,181)	1984-1985
Wausau Center, Wausau, WI	19,187	5,231	24,705	16,775	(5,231)	—	41,480	41,480	(14,766)	2001
West Towne Mall, Madison, WI	99,185	9,545	83,084	39,418	—	9,545	122,502	132,047	(37,093)	2002
Westgate Mall, Spartanburg, SC	39,661	2,149	23,257	44,543	(432)	1,746	67,774	69,520	(31,069)	1995
Westmoreland Mall, Greensburg, PA	63,639	4,621	84,215	14,454	—	4,621	98,669	103,290	(29,023)	2002
York Galleria, York, PA	55,057	5,757	63,316	9,521	—	5,757	72,837	78,594	(25,591)	1995

ASSOCIATED CENTERS:
Annex at Monroeville, Monroeville, PA	—	716	29,496	(945)	—	716	28,551	29,267	(6,102)	2004
Bonita Crossing, Meridian, MS	—	794	4,786	8,746	—	794	13,532	14,326	(4,960)	1997
Chapel Hill Surban, Akron, OH	—	925	2,520	935	—	925	3,455	4,380	(774)	2004
CoolSprings Crossing, Nashville, TN	12,887	2,803	14,985	4,525	—	3,554	18,759	22,313	(10,037)	1991-1993
Courtyard at Hickory Hollow, Nashville, TN	—	3,314	2,771	(3,022)	(231)	1,500	1,332	2,832	(22)	1998
Eastgate Crossing, Cincinnati, OH	15,324	707	2,424	7,442	(11)	696	9,866	10,562	(2,479)	2001
Foothills Plaza , Maryville, TN	—	132	2,132	626	—	148	2,742	2,890	(1,920)	1984-1988
Foothills Plaza Expansion, Maryville, TN	—	137	1,960	947	—	141	2,903	3,044	(1,440)	1984-1988
Frontier Square, Cheyenne, WY	—	346	684	374	(86)	260	1,058	1,318	(555)	1985
General Cinema, Athens, GA	—	100	1,082	173	—	100	1,255	1,355	(1,020)	1984
Gunbarrel Pointe, Chattanooga, TN	11,472	4,170	10,874	3,314	—	4,170	14,188	18,358	(3,991)	2000
Hamilton Corner, Chattanooga, TN	15,595	630	5,532	6,346	—	734	11,774	12,508	(5,380)	1986-1987
Hamilton Crossing, Chattanooga, TN	10,283	4,014	5,906	7,028	(1,370)	2,644	12,934	15,578	(5,253)	1987
Hamilton Place Outparcel, Chattanooga, TN	—	1,110	1,866	(4)	—	1,110	1,862	2,972	(770)	2007
Harford Annex , Bel Air, MD	—	2,854	9,718	750	—	2,854	10,468	13,322	(2,311)	2003
The Landing at Arbor Place, Douglasville, GA	—	4,993	14,330	1,487	(748)	4,245	15,817	20,062	(6,661)	1998-1999
Layton Convenience Center, Layton Hills, UT	—	—	8	942	—	—	950	950	(203)	2005
Layton Hills Plaza, Layton Hills, UT	—	—	2	240	—	—	242	242	(111)	2005
Madison Plaza , Huntsville, AL	—	473	2,888	3,678	—	473	6,566	7,039	(3,709)	1984
The Plaza at Fayette Mall, Lexington, KY	40,634	9,531	27,646	4,102	—	9,531	31,748	41,279	(7,286)	2006
Parkdale Crossing, Beaumont, TX	—	2,994	7,408	2,088	(355)	2,639	9,496	12,135	(2,465)	2002
The Shoppes At Hamilton Place, Chattanooga, TN (E)	—	4,894	11,700	1,493	—	4,894	13,193	18,087	(3,042)	2003

SCHEDULE III
CBL & ASSOCIATES LIMITED PARTNERSHIP
REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
At December 31, 2012
(In thousands)

		Initial Cost(A)				Gross Amounts at Which Carried at Close of Period
Description /Location	Encumbrances (B)	Land	Buildings and Improvements	Costs Capitalized Subsequent to Acquisition	Sales of Outparcel Land	Land	Buildings and Improvements	Total (C)	Accumulated Depreciation (D)	Date of Construction / Acquisition
Sunrise Commons, Brownsville, TX	—	1,013	7,525	1,108	—	1,013	8,633	9,646	(1,985)	2003
The Shoppes at Panama City, Panama City, FL	—	1,010	8,294	781	(318)	896	8,871	9,767	(1,861)	2004
The Shoppes at St. Clair, St. Louis, MO	20,594	8,250	23,623	536	(5,044)	3,206	24,159	27,365	(5,949)	2007
The Terrace, Chattanooga, TN	14,224	4,166	9,929	7,544	—	6,536	15,103	21,639	(3,781)	1997
Village at RiverGate, Nashville, TN	—	2,641	2,808	1,075	—	2,641	3,883	6,524	(1,329)	1998
West Towne Crossing, Madison, WI	—	1,151	2,955	312	—	1,151	3,267	4,418	(924)	1998
Westgate Crossing, Spartanburg, SC	—	1,082	3,422	6,113	—	1,082	9,535	10,617	(3,240)	1997
Westmoreland South, Greensburg, PA	—	2,898	21,167	8,981	—	2,898	30,148	33,046	(7,415)	2002

COMMUNITY CENTERS:
Cobblestone Village, Palm Coast, FL	—	6,082	12,070	(310)	(220)	4,296	13,326	17,622	(1,760)	2007
The Promenade at D'lberville, D'lberville, MS	58,000	16,278	48,806	9,124	(706)	15,879	57,623	73,502	(6,185)	2009
The Forum at Grand View, Madison , MS	10,200	9,234	17,285	14,956	(288)	9,048	32,139	41,187	(1,133)	2010
Statesboro Crossing, Statesboro, GA	13,482	2,855	17,805	362	(235)	2,840	17,947	20,787	(2,460)	2008
Waynesville Commons, Waynesville, NC	—	3,511	6,141	—	—	3,511	6,141	9,652	(43)	2012
Pemberton Plaza, Vicksburg, MS	—	1,284	1,379	288	—	1,284	1,667	2,951	(503)	2004

OFFICE BUILDINGS:
CBL Center, Chattanooga, TN	21,675	140	24,675	(45)	—	140	24,630	24,770	(11,672)	2001
CBL Center II, Chattanooga, TN	—	—	13,648	984	—	—	14,632	14,632	(2,647)	2008
Oak Branch Business Center, Greensboro, NC	—	535	2,192	(151)	—	535	2,041	2,576	(365)	2007
One Oyster Point, Newport News, VA	—	1,822	3,623	235	—	1,822	3,858	5,680	(781)	2007
Pearland Office, Pearland, TX	—	—	7,849	1,443	—	—	9,292	9,292	(1,102)	2009
Two Oyster Point, Newport News, VA	—	1,543	3,974	341	—	1,543	4,315	5,858	(1,017)	2007
840 Greenbrier Circle, Chesapeake, VA	—	2,096	3,091	(168)	—	2,096	2,923	5,019	(621)	2007
850 Greenbrier Circle, Chesapeake, VA	—	3,154	6,881	(360)	—	3,154	6,521	9,675	(1,025)	2007
Pearland Hotel, Pearland, TX	—	—	16,149	289	—	—	16,438	16,438	(2,488)	2008
Pearland Residential, Pearland, TX	—	—	9,666	9	—	—	9,675	9,675	(1,185)	2008

DISPOSITIONS:
Lake Point Office Building Greensboro, NC (H)	—	1,435	14,261	746	—		16,442	16,442	—	2007
Peninsula Business Center I, Newport News (H)	—	887	1,440	429	—	887	1,869	2,756	(464)	2007
Peninsula Business Center II, Newport News (H)	—	1,654	873	170	—	1,654	1,043	2,697	(540)	2007
1500 Sunday Drive, Raleigh, NC (H)	—	812	8,872	657	—	812	9,528	10,340	(2,198)	2007
Sun Trust Bank Building, Greensboro, NC (H)	—	941	18,417	(6,374)	—		12,984	12,984	—	2007

SCHEDULE III
CBL & ASSOCIATES LIMITED PARTNERSHIP
REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
At December 31, 2012
(In thousands)

		Initial Cost(A)				Gross Amounts at Which Carried at Close of Period
Description /Location	Encumbrances (B)	Land	Buildings and Improvements	Costs Capitalized Subsequent to Acquisition	Sales of Outparcel Land	Land	Buildings and Improvements	Total (C)	Accumulated Depreciation (D)	Date of Construction / Acquisition
Hickory Hollow Mall, Nashville, TN	—	13,813	111,431	(125,244)	—		—	—	—	1998
Massard Crossing, Ft Smith, AR	—	2,879	5,176	(8,055)	—	—	—	—	—	2004
Oak Hollow Square, High Point, NC	—	8,609	9,097	(17,706)	—	—	—	—	—	2007
Settler's Ridge-Phase II, Robinson Township, PA	—	1,011	14,922	(15,933)	—	—	—	—	—	2011
Towne Mall, Franklin, OH	—	3,101	17,033	(20,134)	—	—	—	—	—	2001
Willowbrook Land, Houston, TX	—			—	—	—	—	—	—	2007
Willowbrook Plaza, Houston, TX	—	15,079	27,376	(42,455)	—	—	—	—	—	2004

Other - Land	729,614	1,386	4,486	314	(879)	508	4,799	5,307	(923)

Developments in progress consisting of construction and Development Properties (G)	436,887	—	—	—	—	—	137,956	137,956	—

TOTALS	$5,182,565	$966,434	$5,929,412	$1,300,633	$(33,422)	$905,339	$7,395,674	$8,301,013	$(1,972,031)

(A)	Initial cost represents the total cost capitalized including carrying cost at the end of the first fiscal year in which the property opened or was acquired.

(B)	Encumbrances represent the mortgage notes payable balance at December 31, 2012.

(C)	The aggregate cost of land and buildings and improvements for federal income tax purposes is approximately $7.667 billion.

(D)	Depreciation for all properties is computed over the useful life which is generally 40 years for buildings, 10-20 years for certain improvements and 7-10 years for equipment and fixtures.

(E)	Property is pledged as collateral on a secured line of credit.

(F)	Only certain parcels at these Properties have been pledged as collateral on a secured line of credit.

(G)	Includes non-property mortgages and credit line mortgages.

(H)	Sold in the first quarter of 2013.

SCHEDULE III
CBL & ASSOCIATES LIMITED PARTNERSHIP
REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
At December 31, 2012
(In thousands)

REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

The changes in real estate assets and accumulated depreciation for the years ending December 31, 2012, 2011, and 2010 are set forth below (in thousands):

	Year Ended December 31,
	2012	2011	2010
REAL ESTATE ASSETS:
Balance at beginning of period	$7,767,819	$8,611,331	$8,600,875
Additions during the period:
Additions and improvements	217,161	201,359	170,696
Acquisitions of real estate assets	474,623	11,197	72,907
Deductions during the period:
Disposals, deconsolidations and accumulated depreciation on impairments	(108,554)	(999,685)	(183,762)
Transfers from real estate assets	808	(476)	(23,950)
Impairment of real estate assets	(50,844)	(55,907)	(25,435)
Balance at end of period	$8,301,013	$7,767,819	$8,611,331

ACCUMULATED DEPRECIATION:
Balance at beginning of period	$1,762,149	$1,721,194	$1,505,840
Depreciation expense	247,702	260,847	268,386
Accumulated depreciation on real estate assets sold, retired or deconsolidated and on impairments	(37,820)	(219,892)	(53,032)
Balance at end of period	$1,972,031	$1,762,149	$1,721,194

Schedule IV
CBL & ASSOCIATES LIMITED PARTNERSHIP
MORTGAGE NOTES RECEIVABLE ON REAL ESTATE
AT DECEMBER 31, 2012
(In thousands)

Name Of Center/Location	Interest Rate		Final Maturity Date	Monthly Payment Amount (1)			Balloon Payment At Maturity	Prior Liens	Face Amount Of Mortgage	Carrying Amount Of Mortgage (2)	Principal Amount Of Mortgage Subject To Delinquent Principal Or Interest
FIRST MORTGAGES:
Coastal Grand-MyrtleBeach - Myrtle Beach, SC	7.75%		Oct-2014	$58	(3)		$9,000	None	$9,000	$9,000	$—
One Park Place - Chattanooga, TN	5.00%		May-2022	21	(4)		2,007	None	3,200	1,902	—
Village Square - Houghton Lake, MI and Village at Wexford - Cadillac, MI	4.25%	(5)	Mar-2015	10	(3)	(4)	2,600	None	2,627	2,600	—
OTHER	2.71% - 12.00%	(7)	Jul-2011/ Jan-2047	17			3,418		6,460	5,881	78
				$106			$17,025		$21,287	$19,383	$78

(1)  Equal monthly installments comprised of principal and interest, unless otherwise noted.
(2)  The aggregate carrying value for federal income tax purposes was $19,383 at December 31, 2012.
(3)  Payment represents interest only.
(4)  Loans included in the schedule above which were extended or renewed during the year ended December 31, 2012 aggregated approximately $4,607.
(5)  Interest rate increases annually to 4.50% on April 1, 2013 and 4.75% on April 1, 2014.
(6) Unpaid principal and interest are due upon maturity. Subsequent to December 31, 2012, $3,525 was paid to reduce the balance of the note receivable.
(7)  Mortgage and other notes receivable aggregated in Other included a variable-rate note that bears interest at prime plus 2.0%, currently at 5.25%, and a variable-rate note that bears interest at LIBOR plus 2.50%.

The changes in mortgage notes receivable were as follows (in thousands):

	Year Ended December 31,
	2012	2011	2010
Beginning balance	$34,239	$30,519	$38,208
Additions	—	15,334	1,001
Receipt of land in lieu of payment	—	(2,235)	—
Non-cash transfer	(12,741)	—	(7,081)
Write-off of uncollectible amounts	—	(1,900)	—
Payments	(2,115)	(7,479)	(1,609)
Ending balance	$19,383	$34,239	$30,519